Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

BROOKFIELD REINSURANCE LTD.

and

BNRE Bermuda Merger Sub Ltd.

Dated as of February 8, 2023

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01	Definitions	5
Section 1.02	Interpretation	18

ARTICLE II

The Merger

Section 2.01	Merger	19
Section 2.02	Merger Effective Time	19
Section 2.03	Effects of Merger	20
Section 2.04	Memorandum of Association and Bye-Laws of the Surviving Company	20
Section 2.05	Board of Directors and Officers of Surviving Company	20
Section 2.06	Closing	20

ARTICLE III

i

ARTICLE IV

Representations and Warranties of the Company

ARTICLE V

Representations and Warranties of Parent and Merger Sub

ARTICLE VI

ii

ARTICLE VII

Conditions Precedent

Section 7.01	Conditions to Each Party’s Obligation To Effect the Merger	76
Section 7.02	Conditions to Obligations of Parent and Merger Sub	77
Section 7.03	Conditions to Obligations of the Company	77

ARTICLE VIII

Termination

Section 8.01	Termination	78
Section 8.02	Effect of Termination	79
Section 8.03	Termination Fee	80

ARTICLE IX

Miscellaneous

Exhibit A	Statutory Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 8, 2023, is by and among Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares (the “Company”), Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”), and BNRE Bermuda Merger Sub Ltd., a Bermuda exempted company limited by shares and a wholly owned Subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub are each referred to in this Agreement as a “party” and collectively as the “parties.”

WHEREAS, the Board of Directors of each of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) has unanimously (i) approved this Agreement, the Statutory Merger Agreement and the transactions provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (ii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of Parent or Merger Sub, as applicable and (iii) declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the preferred shares of the Surviving Company as described in Section 3.01(d) constitute fair value for each Series A Preferred Share in accordance with the Bermuda Companies Act, (iii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of the Company and (iv) resolved, subject to Section 6.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and the Company to enter into this Agreement, Voce Capital Management LLC is entering into a Voting and Support Agreement with Parent and the Company pursuant to which, among other things, Voce Capital Management LLC has agreed to vote in favor of this Agreement, the Merger and the Statutory Merger Agreement at the Company Shareholders Meeting; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

4

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01     Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations set forth in Section 6.02.

“Action” means any action, suit or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, Parent and its Subsidiaries shall not be deemed Affiliates or portfolio companies of Brookfield.

“Agreement” has the meaning set forth in the preamble.

“AIC” means Argonaut Insurance Company, an Illinois insurance company.

“AIC Plan” has the meaning set forth in Section 6.01(d).

“Annual Bonus” has the meaning set forth in Section 6.09(f).

“Anti-Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977; the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Bribery Act 2010, the Proceeds of Crime Act 2002, the Bermuda Bribery Act 2016 and any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or other applicable Laws relating to bribery or corruption.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Company Insurance Subsidiary’s domiciliary jurisdiction.

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“Appraisal Withdrawal” has the meaning set forth in Section 3.04(b).

“Appraised Fair Value” has the meaning set forth in Section 3.04(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).

“Bermuda Companies Act” means the Bermuda Companies Act 1981.

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Brookfield” means, collectively, Brookfield Corporation, a corporation organized under the laws of Ontario, Canada (formerly known as Brookfield Asset Management, Inc.), and Brookfield Asset Management Ltd., a corporation organized under the laws of British Columbia, and each of their respective Affiliates as well as any one or more Persons who succeeds, whether by merger, amalgamation, acquisition or other legal means of succession, to all or substantially all of the business or assets of any of the foregoing.

“Burdensome Condition” has the meaning set forth in Section 6.04(e).

“business day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the City of Toronto, Canada or Bermuda are authorized or required by applicable Law to be closed.

“Cap Amount” has the meaning set forth in Section 6.07(c).

“Capitalization Date” has the meaning set forth in Section 4.02(a).

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Claim” has the meaning set forth in Section 6.07(b).

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Code” has the meaning set forth in Section 3.02(g).

“Company” has the meaning set forth in the preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.02(d).

“Company Award” means a Company Restricted Share or Company SAR, as applicable.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(b).

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“Company Book-Entry Shares” has the meaning set forth in Section 3.02(b).

“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended up to and including the date of this Agreement.

“Company Charter” means the Company’s Amended and Restated Memorandum of Association, as amended up to and including the date of this Agreement.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employee” has the meaning set forth in Section 6.09(a).

“Company ESPP” has the meaning set forth in Section 3.03(c).

“Company Insurance Approvals” has the meaning set forth in Section 4.04.

“Company Insurance Policies” has the meaning set forth in Section 4.17(b).

“Company Insurance Subsidiary” means each Subsidiary of the Company that conducts the business of insurance or reinsurance.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

“Company Lease” has the meaning set forth in Section 4.15(b).

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“Company Material Adverse Effect” means any effect, change, event, circumstance or development that, individually or in the aggregate with all other effects, changes, events, circumstances, developments or states of facts, has or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, or any effect, change, event, circumstance or development arising out of, or resulting from, the following, constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur (except to the extent contemplated by the proviso at the end of this definition): (a) effects, changes or events generally affecting the insurance, reinsurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk, (b) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (c) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the effect, change, event, circumstance or development giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared) (including with respect to the Russian Federation and Ukraine or any matter arising therefrom), sabotage, terrorism (including cyber-terrorism), man-made disaster, epidemics, pandemics or disease outbreaks (including COVID-19 or any COVID Measures) or any escalation or worsening of any of the foregoing, (e) any volcano, tsunami, hurricane, tornado, windstorm, flood, earthquake, wildfire or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance or reinsurance Contracts to which the Company or any of its Subsidiaries is a party arising from such a natural disaster), (f) the negotiation, execution and delivery of this Agreement or the public announcement, pendency or performance of the Transactions, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, cedants, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities or reinsurance providers, and including any Action with respect to the Transactions, (g) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses (it being understood that the effect, change, event, circumstance or development giving rise or contributing to such ratings that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (h) any change, in and of itself, in the market price, ratings or trading volume of the Company’s or any of its Subsidiaries’ securities (it being understood that the effect, change, event, circumstance or development giving rise or contributing to such change that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (i) any change in applicable Law (including COVID Measures), GAAP (or interpretation or enforcement thereof) or in Applicable SAP (or interpretation or enforcement thereof), including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB or rating agency methodology or (j) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to, or any failure of the Company or any of its Subsidiaries to take an action prohibited by (but only if Parent has refused, after a timely request by the Company, to provide a waiver to the applicable prohibition in this Agreement), the terms of this Agreement; provided, further, however, that any effect, change, event, circumstance or development referred to in clause (a), (b), (d), (e) or (i) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect, change or event has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the insurance or reinsurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

“Company Notice” has the meaning set forth in Section 6.02(d)(ii).

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Pension Plan” means a Company Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA).

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“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers, employees or natural independent contractors of the Company or any of its Subsidiaries, that is (a) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), (b) a Company Pension Plan, (c) a share option, share purchase, share appreciation right, restricted share, restricted share unit or other share-based or equity-based compensation agreement, program or plan, (d) an individual employment, consulting, severance, retention, change-in-control or other similar agreement between such Person and the Company or any of its Subsidiaries or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, spending or reimbursement account, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement (other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority, or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)), whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to by the Company or any of its Affiliates or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability.

“Company Preferred Share” has the meaning set forth in Section 3.01.

“Company Reinsurance Contracts” has the meaning set forth in Section 4.20(a).

“Company Restricted Share” means a Company Share granted under any Company Share Plan that is subject to vesting restrictions.

“Company Rights” has the meaning set forth in Section 4.02(b).

“Company SAR” means a share appreciation right granted under any Company Share Plan in respect of a Company Share.

“Company SEC Documents” has the meaning set forth in Section 4.05(a).

“Company Securities” has the meaning set forth in Section 4.02(b).

“Company Share Certificates” has the meaning set forth in Section 3.02(b).

“Company Share Plans” means the Company’s 2014 Long-Term Incentive Plan and 2019 Omnibus Incentive Plan, in each case, as may be amended or restated from time to time and, in each case, the outstanding award agreements thereunder.

“Company Shareholders Meeting” has the meaning set forth in Section 6.03(b).

“Company Shares” has the meaning set forth in Section 3.01.

“Company Statutory Statements” has the meaning set forth in Section 4.18(a).

“Company Termination Fee” means a cash amount equal to $37,183,000.

“Compensation Amount” has the meaning set forth in Section 3.03(d).

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“Confidentiality Agreement” has the meaning set forth in Section 6.06.

“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.

“Continuation Period” has the meaning set forth in Section 6.09(a).

“Contract” means, with respect to any Person, any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed, lease, sublease, license, contract or other agreement, to which such Person is a party or by which such Person’s assets or properties are bound.

“COVID-19” means SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, or any other response to COVID-19, and (b) the reversal or discontinuation of any of the foregoing.

“Covered Employee” means any director, officer or employee of the Company and its Subsidiaries whose annual rate of base salary is equal to or greater than $275,000 as of the date of this Agreement.

“Current D&O Insurance” has the meaning set forth in Section 6.07(c).

“Cybersecurity Incident” means unauthorized access to or use or corruption of the IT Systems (including a ransomware or denial-of-service attack), or the unauthorized access, disclosure, use, corruption or loss of Personal Information or other non-public information.

“Disclaiming Person Information” has the meaning set forth in Section 6.04(c) of the Parent Disclosure Letter.

“Dissenting Shares” means Company Shares or Series A Preferred Shares held by a holder of Company Shares or Series A Preferred Shares, respectively, who, as of the Effective Time, (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares or Series A Preferred Shares, as applicable, to require appraisal of their Company Shares or Series A Preferred Shares, as applicable, pursuant to the Bermuda Companies Act and (c) did not fail to exercise such right to appraisal or did not deliver an Appraisal Withdrawal.

“Effective Time” has the meaning set forth in Section 2.02.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” has the meaning set forth in Section 4.10(d).

“ESP” means the Company’s Executive Severance Plan, effective January 1, 2021 and as amended and restated effective April 26, 2022.

“Exchange Act” has the meaning set forth in Section 4.04.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exercise Date” has the meaning set forth in Section 3.03(d).

“FASB” means the Financial Accounting Standards Board.

“Filed SEC Documents” has the meaning set forth in Article IV.

“Filing Person Information” has the meaning set forth in Section 6.04(c) of the Parent Disclosure Letter.

“Final Purchase Period” has the meaning set forth in Section 3.03(c).

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a party that resulted in a representation or warranty set forth in Article IV or Article V being materially breached (made with the Knowledge that a representation or warranty set forth in Article IV or Article V was actually breached when made), and made with the express intent of inducing the other party to enter into this Agreement and upon which such other party has relied to its detriment; provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Goldman Sachs” has the meaning set forth in Section 4.22.

“Governmental Authority” means any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” has the meaning set forth in Section 6.01(a)(ii).

“Indemnitee” has the meaning set forth in Section 6.07(a).

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

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“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.

“Intellectual Property” means all intellectual property rights in any and all jurisdictions worldwide, including all: (a) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trademarks, service marks, trade names, trade dress, acronyms, tag-lines, slogans, logos, URLs and Internet domain names, social media usernames and other digital identifiers and other indicia of origin, together with all goodwill associated with the foregoing; (c) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, database and design rights, and data collections; (d) trade secrets, know-how, inventions and invention disclosures (whether or not patentable), ideas, discoveries, methodologies, processes, techniques, research and development, data and databases, customer and supplier lists, and other confidential and proprietary information (collectively, “Trade Secrets”); (e) all registrations and applications to register or renew the registration of any of the foregoing; and (f) all such rights in Software and other technology.

“Intervening Event” means a material effect, change, event, circumstance or development occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Company Board on the date of this Agreement, which effect, change, event, circumstance or development becomes known to the Company Board prior to the receipt of the Required Shareholder Approval and (b) does not relate to (i) a Takeover Proposal or (ii) any (x) changes in the market price or trading volume of the Company or (y) the Company’s meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the effect, change, event, circumstance or development giving rise or contributing to the foregoing may be deemed to constitute or be taken into account in determining whether an Intervening Event has occurred).

“Investment Assets” has the meaning set forth in Section 4.12.

“Investment Guidelines” has the meaning set forth in Section 4.12.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Letter.

“Laws” has the meaning set forth in Section 4.08(a).

“Leased Real Property” has the meaning set forth in Section 4.15(b).

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“Liens” means any pledges, liens, charges, mortgages, encumbrances, leases, licenses, hypothecations or security interests of any kind or nature.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software designed or able to, without the knowledge or authorization of the Company or its Subsidiaries, disrupts, disables, or harms the operation of any IT Systems.

“Material Contract” has the meaning set forth in Section 4.16(a).

“Merger” has the meaning set forth in the recitals.

“Merger Application” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Board” has the meaning set forth in the recitals.

“Merger Sub Shareholder Approval” has the meaning set forth in Section 6.11.

“Merger Sub Shares” has the meaning set forth in Section 3.01.

“NYSE” means the New York Stock Exchange.

“Open Source Software” has the meaning set forth in Section 4.13(d).

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Options” has the meaning set forth in Section 3.03(d).

“Originally Scheduled Date” means the date of the Company Shareholders Meeting set forth in the definitive Proxy Statement mailed by the Company to its shareholders for the Company Shareholders Meeting.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.15(a).

“Paid Time Off Policy” has the meaning set forth in Section 6.09(c).

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Insurance Approvals” has the meaning set forth in Section 5.03.

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“Parent Material Adverse Effect” means any effect, change, event, circumstance or development that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent SEC Documents” has the meaning set forth in Article V.

“party” has the meaning set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Per Share Accrued Dividends” means with respect to any Company Restricted Share, an amount in cash equal to the value of any dividends accrued (including, for the avoidance of doubt, in respect of any extraordinary cash dividends) pursuant to the applicable Company Restricted Share award agreement or any action taken by the Company Board under the applicable Company Share Plan, which remain unpaid as of immediately prior to the Effective Time.

“Performance-Based RS” has the meaning set forth in Section 3.03(a)(i).

“Permits” has the meaning set forth in Section 4.08(a).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained in accordance with GAAP and Applicable SAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending, repurchase, reverse repurchase and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse or other record owner, (e) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment Insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, (g) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (h) non-exclusive licenses of Company Intellectual Property granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (i) Liens created by or through the actions of Parent or any of its Affiliates and (j) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Lien or imperfection.

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“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information in possession or control of any of the Company or its Subsidiaries that enables a Person in possession thereof to identify a natural person or that is otherwise considered personally identifiable information or personal data under applicable Law.

“Privacy Obligations” has the meaning set forth in Section 4.13(g).

“Pro-Rata Bonus” has the meaning set forth in Section 6.09(g).

“Proxy Statement” has the meaning set forth in Section 4.04.

“Registrar” has the meaning set forth in Section 2.02.

“Representatives” means, with respect to any Person, (a) its officers, directors, employees and (b) its agents, financial advisors, investment bankers, consultants, attorneys, accountants and other advisors acting on such Person’s behalf in connection with the Transactions.

“Required Regulatory Approvals” has the meaning set forth in Section 7.01(b).

“Required Shareholder Approval” has the meaning set forth in Section 4.03(d).

“Restraints” has the meaning set forth in Section 7.01(c).

“Sanctioned Person” means any Person or Governmental Authority that is the subject or target of sanctions or trade/export restrictions under U.S., EU, UK, or other applicable sanctions or export controls Laws, including: (a) any Person listed on any list of designated Persons maintained by OFAC; the U.S. Department of Commerce’s Entity List, Denied Persons List, or Unverified List; any debarment or sanctions list maintained by the U.S. Department of State; or any other list maintained by U.S. or non-U.S. Governmental Authorities under sanctions or export control Laws; (b) where relevant under applicable sanctions Laws or export control Laws, any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or controlled by any such Person or Persons described in (a) or acting for or on behalf of such Person or Persons described in (a); (c) any person located, organized or resident in a country or territory which is itself the subject or target of any comprehensive U.S. sanctions (that is, at the time of this Agreement, the Crimea region of Ukraine, Russia, Cuba, Iran, North Korea and Syria); or (d) the Government of Venezuela, a blocked national of Cuba, or any other Person subject to asset-blocking sanctions under applicable sanctions Laws.

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“Sarbanes-Oxley Act” has the meaning set forth in Section 4.05(d).

“SEC” has the meaning set forth in Section 4.04.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Series A Preferred Shares” has the meaning set forth in Section 4.02(a).

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, in each case, in any and all forms of media, and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Business Conduct Laws” means: (a) the Anti-Bribery Legislation; (b) all legal requirements imposing trade sanctions on any Person, including, all legal requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all legal requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State and customs Laws and regulations administered by U.S. Customs and Border Protection; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable legal requirements relating to money laundering.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as contemplated by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means any bona fide written Takeover Proposal that did not result from a breach of Section 6.02 and that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant (in the view of the Company Board) legal, regulatory, financial and other aspects of such proposal (including the conditionality, timing and likelihood of consummation of such proposal and the payment of any termination fee), would be reasonably likely to be consummated on the terms proposed and would be more favorable to the shareholders of the Company than the Merger; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

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“Surviving Company” has the meaning set forth in Section 2.01.

“Takeover Law” has the meaning set forth in Section 4.14.

“Takeover Proposal” means any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that if consummated would result in any Person or group owning twenty percent (20%) or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board), reserves, revenues or net income of the Company and its Subsidiaries, (b) acquisition of Company Shares representing twenty percent (20%) or more of the outstanding Company Shares, (c) tender offer or exchange offer that if consummated would result in any Person or group having beneficial ownership of Company Shares representing twenty percent (20%) or more of the outstanding Company Shares, (d) merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in such transaction or the resulting direct or indirect parent of the Company or such surviving entity or (e) combination of the foregoing, in each case, other than the Transactions.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or penalty or addition thereto, imposed by any Governmental Authority.

“Tax Returns” means all reports, returns, statements or other information required to be filed with a Governmental Authority relating to Taxes, including any amendment thereof or supplement thereto.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“UK ESPP” means the Company’s Save As You Earn (SAYE) Share Option Plan.

“UK ESPP Participants” has the meaning set forth in Section 3.03(d).

“Unexercised Options” has the meaning set forth in Section 3.03(d).

“Willful Breach” means, with respect to any party, a material breach of this Agreement by such party that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

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Section 1.02     Interpretation.

(a)            As used in this Agreement, references to the following terms have the meanings indicated:

(i)            to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)            to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii)            to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)            to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)            to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)            to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)            to the “date of this Agreement,” “the date hereof” and words of similar import refer to February 8, 2023; and

(viii)            to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)            Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

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(d)            The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)            References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(f)            Any document shall be determined to have been “delivered,” “furnished,” “provided” or “made available” to a Person if such document has been uploaded to the electronic data rooms established by the Company at Datasite entitled “Triangle” or electronically delivered to such Person or its Representatives at least one (1) business day prior to the date of this Agreement.

(g)            The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)            No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i)            All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

The Merger

Section 2.01     Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Bermuda Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 2.02     Merger Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub shall (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date (such time, the “Effective Time”).

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Section 2.03     Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act.

Section 2.04     Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association and bye-laws of the Surviving Company shall be amended and, with respect to the bye-laws, restated in substantially the form of the memorandum of association and bye-laws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall remain as Argo Group International Holdings, Ltd., until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 6.07).

Section 2.05     Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company.

Section 2.06     Closing. The closing (the “Closing”) of the Merger shall take place at the offices of ASW Law Limited, Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda at 10:00 a.m., Bermuda time, on the date that is the fourth (4th) business day following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III

Effect on the Share Capital of the Constituent Entities;
Payment of Consideration

Section 3.01     Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $1.00 per share, of the Company (“Company Shares”), any preferred shares, par value $1.00 per share, of the Company (“Company Preferred Shares”) or any shares, par value $1.00 per share, of Merger Sub (“Merger Sub Shares”):

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(a)            Share Capital of Merger Sub. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company, and such converted shares, together with the Series A Preferred Shares, shall constitute the only outstanding shares of the Surviving Company.

(b)            Cancelation of Treasury Shares and Parent-Owned Shares. Each Company Share owned by the Company as treasury shares and each Company Share issued and outstanding immediately prior to the Effective Time and owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and be outstanding, and no consideration shall be delivered in exchange therefor.

(c)            Conversion of Company Shares. Subject to Sections 3.01(b) and 3.04, each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $30.00, without interest (the “Merger Consideration”). Subject to Section 3.04, as of the Effective Time, each such Company Share shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 3.02(b) without interest.

(d)            Series A Preferred Shares. Subject to Section 3.04, each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series A Preferred Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.

(e)            Dividends Declared Prior to Closing. Parent acknowledges and agrees on its behalf and on behalf of the Surviving Company that if prior to the Closing Date, any dividend for which a record date prior to the Closing Date and a payment date following the Closing Date has been declared to holders of Series A Preferred Shares, that such dividend shall be paid to holders of record as of such record date on the applicable payment date.

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Section 3.02      Exchange Fund.

(a)            Paying Agent. Not less than thirty (30) days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to holders of Company Shares in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration payable to holders of Company Shares (such cash, and the cash referred to in the immediately following sentence, being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Company Shares that are entitled to receive the Merger Consideration. Pending its disbursement in accordance with this Section 3.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5,000,000,000. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments to former holders of Company Shares of the Merger Consideration. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration as provided herein. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Shares of the Merger Consideration.

(b)            Letter of Transmittal; Exchange of Company Shares. As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time evidenced any Company Shares (“Company Share Certificates”) a form of letter of transmittal (which (i) shall specify that delivery of a Company Share Certificate shall be effected, and risk of loss and title to such Company Share Certificate shall pass, only upon delivery of such Company Share Certificate to the Paying Agent and (ii) shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Company Share Certificates may receive the Merger Consideration pursuant to this Article III. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Company Share Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.02(c)) for cancellation to the Paying Agent, and without any action by any holder of record of Book-Entry Shares that immediately prior to the Effective Time represented any Company Shares (“Company Book-Entry Shares”), the Paying Agent shall deliver to such holder (other than any holder of Company Shares representing Dissenting Shares), (A) in the case of Company Book-Entry Shares, a notice of the effectiveness of the Merger and (B) cash in an amount (subject to Section 3.02(g)) equal to the number of Company Shares represented by such Company Share Certificate or Company Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration, and such Company Share Certificates or Company Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Company Share Certificate surrendered is registered, it shall be a condition of payment that (x) the Company Share Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 3.02 and subject to Section 3.04, each Company Share Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration formerly represented by such Company Share Certificate or Company Book-Entry Share as contemplated by this Article III. No interest shall be paid or shall accrue on the cash payable with respect to Company Shares pursuant to this Article III.

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(c)            Lost, Stolen or Destroyed Company Share Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Merger Consideration as contemplated by this Article III.

(d)            Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration that such former holders have the right to receive pursuant to the provisions of this Article III. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar applicable Law.

(f)            Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid in respect of each Company Share in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to Section 3.04. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

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(g)            Withholding Taxes. Parent, Merger Sub, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement (including in respect of Company Awards) such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986 (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority in accordance with applicable Law, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.03      Company Equity Awards.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, the holders of each Company Award or any other Person, subject to Section 3.02(g):

(i)            Each unvested Company Restricted Share outstanding immediately prior to the Effective Time shall become fully vested, in the case of a time-based vesting Company Restricted Share, or become vested at the assumed level of performance determined in accordance with the provisos below and the Company Share Plans, in the case of a performance-based vesting Company Restricted Share (“Performance-Based RS”), and shall be canceled and automatically be converted, to the extent vested after giving effect to this sentence, into solely the right to receive an amount in cash, without interest, equal to the sum of (i) the Merger Consideration and (ii) any Per Share Accrued Dividends in respect of such Company Restricted Share; provided that the assumed level of performance in respect of a Performance-Based RS shall be based on the following: (A) if the Effective Time occurs prior to half-way through the applicable performance period, then the number of Company Shares in respect of such Performance-Based RS shall be based on the applicable performance goals being deemed to have been satisfied at the target level and (B) if the Effective Time occurs on or after half-way through the applicable performance period, then the number of Company Shares in respect of such Performance-Based RS shall be based on the projected actual level of performance through the end of the applicable performance period, as determined by the Company Board in accordance with the terms of the Company Share Plans prior to the date of the Effective Time taking into account performance through the date of such determination; provided, further, that if the Company Board determines in good faith that the projected actual level of performance is not reasonably determinable, the number of Company Shares in respect of such Performance-Based RS shall be based on the target level; and

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(ii)            each Company SAR outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested and shall be canceled and converted into solely the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per share exercise price of such Company SAR, multiplied by (B) the total number of Company Shares subject to such Company SAR immediately prior to the Effective Time; provided that any Company SAR with an exercise price per Company Share that is equal to or greater than the Merger Consideration shall automatically be canceled immediately prior to the Effective Time for no consideration.

(b)            Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Share Plans pursuant to Section 409A of the Code, Parent shall, or shall cause to, pay in cash through applicable payroll systems all amounts payable pursuant to Section 3.03(a) as promptly as practicable following the Effective Time, but in no event later than the first regular payroll period that occurs at least five (5) days following the Effective Time; provided that any such amounts shall be paid without interest.

(c)            Prior to the Effective Time, the Company shall take all actions necessary or required under the Company Employee Share Purchase Plan, as amended and restated effective as of May 3, 2016 (the “Company ESPP”) and applicable Law to, contingent on the Effective Time, (i) cause the purchase period then underway under the Company ESPP (the “Final Purchase Period”), to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than four (4) business days prior to the date on which the Effective Time occurs; (ii) make any pro rata adjustments that may be necessary to reflect the Final Purchase Period, but otherwise treat the Final Purchase Period as a fully effective and completed purchase period for all purposes pursuant to the Company ESPP; (iii) cause the exercise (as of no later than four (4) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP; and (iv) cause the Company ESPP to be terminated immediately following the end of the Final Purchase Period such that no further rights shall be granted or exercised under the Company ESPP thereafter; provided that (A) there will be no increase in the percentage of participants’ payroll deduction elections under the Company ESPP from those in effect as of the date of this Agreement and (B) no additional Persons shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. On the exercise date of the Final Purchase Period, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole Company Shares in accordance with the terms of the Company ESPP, and such Company Shares shall be outstanding Company Shares and entitled to the Merger Consideration in accordance with Section 3.01(c).

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(d)            The Company shall use commercially reasonable efforts to procure that participants holding outstanding share options (“Options”) under the UK ESPP (“UK ESPP Participants”) will exercise their Options effective on the Closing Date in respect of the maximum number of Company Shares possible under the terms of their Options as of the Closing Date (the “Exercise Date”) and such Company Shares shall be outstanding Company Shares and entitled to the Merger Consideration in accordance with Section 3.01(c). If a UK ESPP Participant so exercises their Options pursuant to the previous sentence, at the Exercise Date, the balance of their Options not so exercised, if any (the “Unexercised Options”) will immediately lapse and such UK ESPP Participant shall have a right to receive a compensation payment in cash, without interest, in respect of such Unexercised Options of an amount which is, once paid net of applicable income Tax and employee’s social security due on such gross amount (in accordance with Section 3.02(g)), equal to (i) the Merger Consideration payable per Company Share less the applicable exercise price per Company Share, multiplied by (ii) the number of Company Shares that the UK ESPP Participant would otherwise have been able to acquire on exercise of their Unexercised Options at the latest possible time had they continued to make savings under the terms of the UK ESPP for a period of up to six (6) months from the Closing Date in accordance with the terms of such Options (the “Compensation Amount”). Parent shall, or shall cause to, pay in cash through applicable payroll systems the Compensation Amount to each UK ESPP Participant as soon as practicable following the Effective Time, but in no event later than the first regular payroll period that occurs at least five (5) days following the Effective Time; provided that any such amount shall be paid without interest and shall be subject to Section 3.02(g). In addition, prior to the Effective Time, the Company shall (x) cause that there will be no increase in the percentage of UK ESPP Participants’ payroll deduction elections under the UK ESPP from those in effect as of the date of this Agreement, (y) cause that no additional Persons shall commence participation in the UK ESPP during the period from the date of this Agreement through the Effective Time and (z) take all actions necessary or required under the UK ESPP and applicable Law to, contingent on the Effective Time, cause the UK ESPP to be terminated immediately following the exercise or lapse of all Options such that no further rights shall be granted or exercised under the UK ESPP thereafter.

(e)            Prior to the Effective Time, the Company Board (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions, provide any required notice or take such other reasonable actions as may be required to provide for the treatment set forth in this Section 3.03 in respect of the Company Awards, the Company ESPP and the UK ESPP, in each case, effective upon the Effective Time, subject to Section 3.02(g).

Section 3.04      Shares of Dissenting Holders.

(a)            At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into (i) with respect to Company Shares, the right to receive the Merger Consideration pursuant to Section 3.01(c) or (ii) with respect to the Series A Preferred Shares, the preferred shares of the Surviving Company as described in Section 3.01(d). Any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, with respect to Company Shares, or the value of the preferred shares of the Surviving Company as described in Section 3.01(d), with respect to Series A Preferred Shares, be entitled to receive such difference from the Surviving Company by payment made within one (1) month after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

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(b)            In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into, with respect to Dissenting Shares that are Company Shares, the right to receive the Merger Consideration for each such Company Share, and with respect to Dissenting Shares that are Series A Preferred Shares, preferred shares of the Surviving Company as described in Section 3.01(d), without interest and subject to any required withholding of Taxes.

(c)            The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals received by the Company in accordance with this Section 3.04 and any other written instruments, notices, petitions or other communications received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications or voluntarily take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 3.05      Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure set forth in one section or sub-section of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or sub-section of this Agreement to which it corresponds in number and each other section or sub-section of the Agreement to the extent the qualifying nature of such disclosure with respect to such other section or sub-section is reasonably apparent on the face of such disclosure) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available at least three (3) business days prior to the date of this Agreement (the “Filed SEC Documents”), other than any disclosure contained in such Filed SEC Documents under the heading “Risk Factor” or “Forward-Looking Statements” or sections of such reports, or that otherwise constitute risk factors or forward-looking statements (it being agreed and understood that any matter disclosed in such Filed SEC Documents shall not be deemed disclosed for purposes of Section 4.02(a), Section 4.02(b), Section 4.03(a), Section 4.03(b), Section 4.14 and Section 4.23):

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Section 4.01      Organization; Standing.

(a)            The Company is an exempted company limited by shares duly incorporated and organized, validly existing and in good standing under the Laws of Bermuda. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted, and to own, lease and operate its assets, rights and properties in all material respects. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or impair (x) the consummation by the Company of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement.

(b)            A true, complete and correct copy of each of the Company Organizational Documents is included in the Filed SEC Documents. The Company is not in material violation of any provision of the Company Organizational Documents, and no Subsidiary of the Company is in material violation of its certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents. The Company has made available to Parent true, complete and correct copies of the organizational documents of each of the Company’s Subsidiaries, in each case as amended and in effect as of the date hereof.

(c)            Each of the Company’s Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.02      Capitalization.

(a)            The authorized share capital of the Company consists of 500,000,000 Company Shares and 30,000,000 Company Preferred Shares. At the close of business on February 3, 2023 (the “Capitalization Date”), (i) 35,484,286 Company Shares (including 391,020 Company Restricted Shares, 115,107 of which were Performance-Based RS, measured assuming the target level of performance) were issued and outstanding, (ii) 6,000 7.00% Resettable Fixed Rate Preference Shares, Series A, of the Company (the “Series A Preferred Shares”) were issued and outstanding, (iii) 11,318,339 Company Shares were held by the Company as treasury shares or held by its Subsidiaries, (iv) there were 135,000 Company Shares underlying outstanding Company SARs and (v) there were 313,415 Company Shares, reserved for issuance under the Company ESPP and the UK ESPP collectively, in each case as in effect on the Capitalization Date. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Company Awards or pursuant to the Company ESPP or UK ESPP, neither the Company nor any of its Subsidiaries has issued any Company Securities.

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(b)            Except as described in this Section 4.02, as of the Capitalization Date, there were (i) no outstanding Company Shares, Company Preferred Shares or other equity or voting interests in the Company (including bonds, debentures, notes or other Indebtedness of the Company having the right to vote), (ii) no outstanding securities of the Company convertible into or exchangeable for Company Shares or other equity or voting interests in the Company, (iii) except pursuant to any Company Awards, any Company Share Plan, the Company ESPP or UK ESPP, no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Company Shares, Company Preferred Shares or other equity or voting interests in, or any securities convertible into or exchangeable for Company Shares, Company Preferred Shares or other equity or voting interests in the Company (collectively, “Company Rights,” and the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”) and (iv) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Company Awards or pursuant to a Company Share Plan, the Company ESPP or the UK ESPP, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or that grant from the Company or any of its Subsidiaries any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in this Section 4.02, no direct or indirect Subsidiary of the Company owns any Company Shares or Company Preferred Shares. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition or voting with respect to any Company Securities. All issued and outstanding Company Shares and Series A Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no accrued and unpaid dividends with respect to the Company Shares or the Series A Preferred Shares.

(c)            The Company Shares and the Series A Preferred Shares constitute the only issued classes of shares or other securities of the Company or its Subsidiaries registered under the Exchange Act.

(d)            Section 4.02(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list setting forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company. All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for Permitted Liens. Each issued and outstanding share capital or share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments that obligate the Company or any Subsidiary of the Company to issue any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital or capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

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(e)            Section 4.02(e) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a complete and accurate list of each outstanding Company Award, including: (i) the employee identification number or similar identifier of the holder of such outstanding award; (ii) the number of Company Shares subject to or underlying such outstanding award, with the number of Performance-Based RS or other performance-based awards reported assuming each such Company Award’s target level of performance; (iii) the date on which such outstanding Company Award was granted or issued; (iv) the applicable vesting, repurchase or other lapse of restrictions schedule applicable to such outstanding award to the extent such schedule differs from what is set forth in the forms made available by the Company to Parent; and (v) the Company Share Plan pursuant to which the Company Award was granted or issued.

Section 4.03      Authority; Noncontravention; Voting Requirements.

(a)            The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and, subject to obtaining the Required Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly and unanimously authorized and approved by the Company Board, and, except for obtaining the Required Shareholder Approval, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action (including any shareholder vote or other action) on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (together, the “Bankruptcy and Equity Exception”).

(b)            The Company Board has unanimously (i) approved this Agreement, the Statutory Merger Agreement and the Merger, (ii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of the Company, (iii) declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger, (iv) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (v) determined that the preferred shares of the Surviving Company as described in Section 3.01(d) constitute fair value for each Series A Preferred Share in accordance with the Bermuda Companies Act and (vi) resolved, subject to Section 6.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders (such recommendation, the “Company Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

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(c)            Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance of or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Company Organizational Documents or (B) the certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 5.02(c) (other than Section 5.02(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 5.02(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the Consents referred to in Section 4.04 and the Required Shareholder Approval are obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, (y) require any consent or notice, or conflict with, violate or constitute a default under any of the terms, conditions or provisions of any Material Contract or give rise to any right of purchase, termination, amendment, acceleration or cancellation under, result in the loss of any benefit to the Company or, if applicable, its Subsidiaries under, or result in the triggering of any payments by the Company or, if applicable, its Subsidiaries pursuant to, any such Material Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii)(y) and (ii)(z), as would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or impair (x) the consummation by the Company of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement.

(d)            The affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the Company Shares and the Series A Preferred Shares then outstanding, voting together as a single class, at the Company Shareholders Meeting (the “Required Shareholder Approval”) in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement is the only vote of, or approval by, the holders of any class or series of share capital of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 4.04      Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement on Schedule 14A relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and such filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Statutory Merger Agreement, the Merger and the Transactions, (b) compliance with the rules and regulations of the NYSE, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws set forth in Section 4.04(d) of the Company Disclosure Letter, (e) compliance with any applicable state securities or blue sky laws, (f) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.04(f) of the Company Disclosure Letter (the “Company Insurance Approvals”), (g) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 5.03(f) and the completeness of Section 5.03 of the Parent Disclosure Letter) and (h) such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or impair (i) the consummation by the Company of the Transactions on a timely basis or (ii) the compliance by the Company with its obligations under this Agreement, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions.

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Section 4.05      Company SEC Documents; Undisclosed Liabilities.

(a)            The Company has filed with or furnished to (as applicable) the SEC all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements and other documents required to be filed or furnished by the Company with the SEC on a timely basis pursuant to the Securities Act or the Exchange Act since January 1, 2021 (collectively with any other reports, schedules, forms, certifications, statements, registration statements, prospectuses, proxy statements and other documents, including the exhibits and other information incorporated therein, filed or furnished by the Company with the SEC after the date hereof, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder and the NYSE, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Document.

(b)            Each of the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of the dates and for the periods referred to therein and as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and published rules and regulations of the SEC, the Securities Act and the Exchange Act with respect thereto, have been prepared in all material respects in accordance with GAAP as in effect on the date of such statement (except, in the case of unaudited quarterly statements, for normal and recurring year-end adjustments) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Since January 1, 2021, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

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(c)            Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2021, included in the Filed SEC Documents, (ii) incurred after December 31, 2021, in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as relate to Taxes or (v) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)            The Company is, and since January 1, 2021, has been, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) that are applicable to the Company. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or Rule 13a-15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Document where such certification is required.

(e)            None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement shall, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of any meeting of the Company’s shareholders to be held in connection with the Merger, including the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form with the requirements of the Exchange Act, the Securities Act and any other applicable Law governing the preparation, distribution or dissemination of such documents. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

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(f)            No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (x) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (y) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any allegation of fraud that involves management of the Company or any other employee of the Company or any of its Subsidiaries who has a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (i) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g)            The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(h)            As of the date hereof, except as disclosed in the Company SEC Documents, within the last twelve (12) months, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.06      Absence of Certain Changes. From December 31, 2021 through the date of this Agreement, except for (a) the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto (including the Transactions) and to alternative transactions to the Transactions and (b) any COVID Measures, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any event or condition that has had, or would be reasonably be expected to have, a Company Material Adverse Effect.

Section 4.07      Legal Proceedings. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (a) Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance or reinsurance issued by the Company or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

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Section 4.08      Compliance with Laws; Permits.

(a)            The Company and each of its Subsidiaries are, and since January 1, 2021, have been, in compliance with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules and regulations (collectively, “Laws”), judgments, decrees and orders of Governmental Authorities and Permits, in each case, applicable to the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries hold, and since January 1, 2021, have held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any Permit.

(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any applicable Law.

(c)            The Company, each of its Subsidiaries, and each of their respective directors, officers, employees, agents, representatives, sales intermediaries and any other third party acting on their behalf, has, since January 1, 2021, complied with all applicable Specified Business Conduct Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries, in any way relating to any applicable Specified Business Conduct Laws.

(e)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other third party acting on their behalf, is a Sanctioned Person.

(f)            Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other third party acting on their behalf, has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of any Specified Business Conduct Laws.

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Section 4.09      Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (or had timely filed on their behalf) (taking into account valid extensions of time within which to file) all income, premium and other Tax Returns required to be filed by any of them with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown as due on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.

(b)            No income, premium or other Taxes with respect to any of the Company and its Subsidiaries are under audit or examination by any taxing authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income, premium or other Taxes of any of the Company and its Subsidiaries, and no taxing authority has proposed, assessed or asserted in writing any deficiency with respect to Taxes against any of the Company and its Subsidiaries with respect to any Tax period for which the period of assessment or collection remains open.

(c)            The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries have recorded items on their respective books, and since the end of the last period for which the Company and its Subsidiaries have recorded items on their respective books, neither the Company nor any of its Subsidiaries has incurred any Tax liability, engaged in any transaction or taken any other action, other than in the ordinary course of business.

(d)            To the Knowledge of the Company, the Company is not a passive foreign investment company (within the meaning of Section 1297 of the Code) as of the date of this Agreement.

(e)            Neither the Company nor any of its Subsidiaries is (i) a domestic corporation as a result of the application of Section 7874(b) of the Code, or (ii) a surrogate foreign corporation (within the meaning of Section 7874(a) of the Code).

(f)            As of the date of this Agreement, the Company has not received written notice of any pending or threatened audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(g)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

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(h)            Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(i)            No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved for in accordance with GAAP and Applicable SAP.

(j)            Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (ii) applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iii) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

(k)            Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than employment Contracts or leases or Contracts solely between the Company and its Subsidiaries) or has any liability for Taxes of another Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by Contract (other than any Contract that does not relate principally to Taxes) that will require any payment by the Company or any of its Subsidiaries after the Closing Date.

(l)            Neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act or (iv) elected to defer any payroll, employment, or similar Taxes pursuant to any Payroll Tax Executive Order.

(m)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law or any scheme, transaction or arrangement which was required by Part 7 of the Finance Act 2004 of the United Kingdom or comparable provision of any other applicable Tax Law to be specifically disclosed to a taxing authority.

(n)            Neither the Company nor any of its Subsidiaries has or has ever had a permanent establishment in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized.

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(o)            The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Section 482 and 845 of the Code (or any similar provision of applicable Law). The Company and each of its Subsidiaries has complied with applicable rules relating to transfer pricing (including the filing of required transfer pricing reports) and has maintained necessary documentation in connection with any intercompany reinsurance transactions in accordance with Section 845 of the Code (or any similar provision of applicable Law).

(p)            Neither the Company nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation.

(q)            All excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which the Company or any of its Subsidiaries is a party have been duly and timely filed and paid.

(r)            The Company and each of its Subsidiaries have, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to have been so withheld and paid over, and have complied with all related Tax information reporting provisions of all applicable Laws.

(s)            Neither the Company nor any of its Subsidiaries organized outside of the United States (i) has any income that is effectively connected with a United States trade or business (within the meaning of Section 864(c) of the Code) or (ii) is engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code.

(t)            Each Company Insurance Subsidiary that is treated as a “domestic corporation” for U.S. federal income tax purposes is subject to Tax under Section 832 of the Code and does not hold any life insurance reserves within the meaning of Section 816(b) of the Code.

Section 4.10      Employee Benefits.

(a)            Section 4.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, or if such Company Plan is not in writing, a written description of such plan, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law and each summary of material modifications (if any), (iii) if such Company Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement, (iv) the most recently received IRS determination letter (or opinion or advisory letter, if applicable) and (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).

(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company Plans (including any related trusts) has been established, operated and administered in compliance with its terms and in accordance with applicable Laws, (ii) all contributions required to be made with respect to any Company Plan have been timely made and deposited and (iii) to the Knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Company Plan.

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(c)            Each Company Pension Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS regarding the Tax-qualified status of such Company Pension Plan or is entitled to rely upon a favorable opinion letter issued by the IRS regarding the plan’s Tax-qualified status, and to the Knowledge of the Company, no events have occurred or circumstances exist that could reasonably be expected to cause the loss of reliance on such determination or opinion letter or adversely affect the Tax-qualified status of any such Company Pension Plan, except where such loss of reliance or Tax-qualified status would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)            The Company does not maintain or contribute to, nor within the past six (6) years has maintained or contributed to, a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA). No Company Plan is, and none of the Company nor any of its Subsidiaries has any material liability under, any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation with respect to any Company Plan as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person, trade or business, whether or not incorporated (an “ERISA Affiliate”), except where such liability would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. In addition, during the past six (6) years, no liability under (i) Title IV or Section 302 of ERISA or Sections 412 and 4971 of the Code or (ii) Section 4980B of the Code as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, has, in either case, been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring such liability that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan, except for transactions that would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(e)            Except as required under applicable Law or for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(f)            There are no pending, or to the Knowledge of the Company, anticipated or threatened Actions against the Company or any of its Subsidiaries with respect to any Company Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Plan (other than routine claims for benefits) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Company Plan is, or within the last six (6) years has been, the subject of an examination, investigation or audit by a Governmental Authority, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

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(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any material severance payment or benefit becoming due to any current or former employee, officer, director or other natural individual service provider of the Company or its Subsidiaries, (ii) materially increase, or enhance the terms of, any severance or other compensation or benefits otherwise payable to any current or former employee, officer, director or other natural individual service provider of the Company or its Subsidiaries, (iii) result in any acceleration of the time of payment, funding (through a grantor trust or otherwise) or vesting of any such material compensation or benefits to any current or former employee, officer, director or other natural individual service provider of the Company or its Subsidiaries, (iv) trigger any increased or accelerated contributions to any Company Plan or trigger any change in the funding or covenant support arrangements for any Company Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(h)            The consummation of the Transactions (either alone or in combination with another event) will not result in the payment (or acceleration of vesting) of any amount or benefit that would, individually or in combination with any other payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Tax, interest or penalties imposed by Section 409A or 457A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(j)            Except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, the Company has not maintained, sponsored, been a party to, participated in or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code.

(k)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all Company Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws, based upon reasonable actuarial assumptions and (iv) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with the applicable regulatory authorities, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be likely to adversely affect any such approval or good standing.

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Section 4.11      Labor Matters.

(a)            (i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, labor agreement or other labor-related agreement with a labor union, labor organization, trades council, works council or similar organization and (ii) (A) to the Knowledge of the Company, there are no, and have been no, labor organizing activities or representation or certification demands, petitions or proceedings by any labor organization, labor union, trades council, works council or similar organization or group of employees of the Company or any of its Subsidiaries to organize or represent any employees of the Company or any of its Subsidiaries, and no pending demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, trades council, works council or similar organization, (B) there are no labor union, labor organization, trades council, works council or similar organization or group of employees that represents or claims to represent employees of the Company or any of its Subsidiaries in connection with their employment with the Company or any of its Subsidiaries, (C) the consent of, consultation of or the rendering of formal advice by any labor union, labor organization, trades council, works council, employee representative body or similar organization is not required for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, (D) since January 1, 2021, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, material unfair labor practice charge, material grievance or material arbitration against or affecting the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (E) the Company and its Subsidiaries are not and have not been: (1) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (2) required to comply with Executive Order 11246 or (3) required to maintain an affirmative action plan and (F) there is no material charge of discrimination in employment or employment practices, including with respect to age, gender, race, religion or other legally protected category pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, the Bermuda Employment and Labour Relations Tribunal or any other Governmental Authority responsible for the prevention of unlawful employment practices in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any person.

(b)            To the Knowledge of the Company, no employee or officer of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee or officer relating (A) to the right of any such employee or officer to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(c)            Since January 1, 2021, (i) to the Knowledge of the Company, there have been no allegations of sexual harassment, sexual abuse or other sexual misconduct made against any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries and (ii) there are no Actions pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of the Company or any of its Subsidiaries. Since January 1, 2021, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries.

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(d)            The Company and its Subsidiaries are in compliance with applicable Laws respecting labor and employment matters, including discrimination in employment, employment practices, equal employment opportunity, terms and conditions of employment, disability rights or benefits, reasonable accommodations, hiring, training and/or promotion, payroll, tax withholding, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), immigration (including applicable I-9 Laws), wages, hours, workers’ compensation, plant closings, labor and collective bargaining, employee leave issues, unemployment insurance, mandatory social security and pension schemes, privacy, employee record keeping and occupational safety and health, other than instances of noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has taken any action during the past three (3) years that would trigger, nor have any material unsatisfied liability in respect of, the notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or similar triggering event. Neither the Company nor any of its Subsidiaries is delinquent in payments to any current or former officer or employee for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business or as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)            Neither the Company nor any of its Subsidiaries (i) has a single employer, joint employer, alter ego or similar relationship with any other company or (ii) to the Knowledge of the Company, employs any officer or employee in a primary office outside of the United States or Bermuda.

Section 4.12      Investments. The Company has made available to Parent a true, complete and correct list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of, or otherwise beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by, the Company and its Subsidiaries as of December 31, 2022 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2022, each of the Company and its Subsidiaries, as applicable, has, and will have as of the Closing Date, good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. As of December 31, 2022, the composition of the Investment Assets complies in all material respects with all applicable policies of the Company with respect to the investment of the Investment Assets (the “Investment Guidelines”). The Company has made available to Parent a true, complete and correct copy, as of the date of this Agreement, of the Investment Guidelines. To the Knowledge of the Company, as of the date hereof, none of the Investment Assets are subject, save pursuant to Permitted Liens, to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups,” “gates,” “side pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company has no funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of any of the Investment Assets.

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Section 4.13      Intellectual Property; Data Privacy and Cybersecurity.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Company Intellectual Property that is issued, registered or subject to an application for issuance or registration, indicating for each item (i) the current owner (including, with respect to domain names, the current registrant), (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration and issue number (as applicable), and (iv) the application, registration and issue date (as applicable). Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Intellectual Property that is issued, registered or subject to an application for issuance or registration, is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)            Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are the exclusive owners of the Company Intellectual Property and have sufficient rights (which rights are, to the Knowledge of the Company, valid and enforceable) to use all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens other than Permitted Liens.

(c)            Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Persons (including current and former employees and independent contractors) who are or were involved in or contributed to the development of, or otherwise would have rights in or to, any Company Intellectual Property have irrevocably assigned to the Company or one of its Subsidiaries all of their rights in and to such Company Intellectual Property (and such assignments are, to the Knowledge of the Company, valid); and (ii) the Company and each of its Subsidiaries have taken commercially reasonable actions to protect and preserve the secrecy of all Trade Secrets owned by the Company or any of its Subsidiaries.

(d)            Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries do not use or distribute, nor have used or distributed, any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition or the Free Software Definition (as promulgated by the Open Source Initiative or the Free Software Foundation, respectively) or any Software that contains or is derived from any such Software (“Open Source Software”) in any manner that would require any source code of the Software owned or purported to be owned by the Company or its Subsidiaries to be disclosed, licensed for free, publicly distributed or dedicated to the public; and (ii) the Company and its Subsidiaries are in compliance with the terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in the business of the Company and its Subsidiaries.

(e)            Except as would not reasonably be expected to have a Company Material Adverse Effect, no claims, disputes or other Actions are pending or, to the Knowledge of the Company, threatened challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

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(f)            Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person.

(g)            Since January 1, 2021, the Company and its Subsidiaries have at all times posted privacy policies addressing the collection, retention, use and distribution of Personal Information. The Company and its Subsidiaries are not in violation of, and the Company’s and its Subsidiaries’ use and dissemination of Personal Information is in compliance with (i) any requirements of self-regulatory frameworks or organizations with which the Company and its Subsidiaries are contractually obligated to comply, including the Company’s and its Subsidiaries’ binding and customer-facing privacy policies and (ii) all applicable Laws or directives of any Governmental Authority, together with all binding regulatory guidance, rules and requirements promulgated thereunder, each as amended from time to time that relate to data privacy, data security, data protection, cybersecurity and marketing with respect to the collection, storage, use, disclosure, destruction or other processing, and transfer of Personal Information (collectively, “Privacy Obligations”), in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(h)            Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) there has not been any violation of any Privacy Obligations; (ii) no Actions alleging noncompliance with Privacy Obligations in connection with the conduct of the business of the Company and its Subsidiaries is pending or threatened in writing against the Company and its Subsidiaries with respect to any of the foregoing; and (iii) the Company and its Subsidiaries have not been impacted by any Cybersecurity Incident or otherwise obligated by Privacy Obligations to give notice to any Person of any actual or alleged Cybersecurity Incident.

(i)            Except as would not reasonably be expected to have a Company Material Adverse Effect, the IT Systems are sufficient for the current needs of the business of the Company and its Subsidiaries and, to the Knowledge of the Company, do not contain any Malware. Except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no failures, breakdowns, outages or unavailability of any of the foregoing that have caused any material disruption to the business of the Company or its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have valid rights to use and access all IT Systems, and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, to protect the integrity and security of the IT Systems and maintain reasonable information security, backup and disaster recovery plans and procedures, and such actions, plans and procedures are designed to be consistent with applicable Privacy Obligations with respect to the foregoing and the data stored or processed thereby.

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Section 4.14      Anti-Takeover Provisions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

Section 4.15      Real Property.

(a)            Section 4.15(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of all real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or one of its Subsidiaries owns good and valid title in fee simple to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing.

(b)            Section 4.15(b) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of all material real property leased or subleased, and the location of such premises, by the Company or any of its Subsidiaries, as of the date of this Agreement (collectively, the “Leased Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold or subleasehold interest in each material Leased Real Property (the “Company Lease”) free and clear of all Liens (other than Permitted Liens) and each is in full force and effect, except as enforceability thereof may be limited by the Bankruptcy and Equity Exception.

(c)            Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any other party under any Company Lease, is in material default under any Company Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material default of any Company Lease.

(d)            The Company or one of its Subsidiaries, as applicable, have obtained all certificates of occupancy and other permits or approvals required with respect to the use and occupancy of the Leased Real Property, except where a failure to obtain any such material permits or approvals would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16      Contracts.

(a)            Except for (A) this Agreement, (B) each Company Plan and (C) each Contract filed as an exhibit to the Filed SEC Documents, Section 4.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans and insurance, reinsurance or retrocession treaties, agreements, slips, binders, cover notes or other similar arrangements) that:

(i)            are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            are with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

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(iii)            relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole (excluding Investment Assets acquired in the ordinary course of business);

(iv)            provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

(v)            are any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, in each case involving liabilities or obligations that are material to the Company and its Subsidiaries, taken as a whole;

(vi)            have been entered into since January 1, 2021, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business);

(vii)            prohibit the payment of dividends or distributions in respect of the capital of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any Subsidiary of the Company;

(viii)            contain provisions that prohibit the Company or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on ninety (90) or fewer days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(ix)            include an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $7,500,000 (other than Contracts between the Company or any of its Subsidiaries and any service providers or insurance agents, brokers, producers, or other distribution partners that contain mutual indemnification obligations entered in the ordinary course of business);

(x)            are investment advisory or investment management agreements or arrangements to which the Company or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset and, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

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(xi)            relate to (A) development or assignment of material Intellectual Property or (B) material information technology services (including support, maintenance and hosting agreements);

(xii)            involve the settlement of any pending or threatened claim, action or proceeding that requires payment obligations of the Company or any of its Subsidiaries after the date hereof in excess of $5,000,000, other than claims settled under Company Insurance Policies in the ordinary course of business and within applicable policy limits;

(xiii)            (A) grant any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries or (B) obligate the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party and that are material to the Company and its Subsidiaries, taken as a whole;

(xiv)            contains a license or grant of rights in, to or under material Intellectual Property (excluding licenses granted to or for the benefit of the Company or any of its Subsidiaries of commercially available, “off-the-shelf” Software available on standard terms for an annual payment of less than $1,500,000 and licenses of Open Source Software);

(xv)            are material Company Leases; or

(xvi)            are collective bargaining agreements or other agreements with any labor union, works council, trade union, labor association or other employee representative organization.

(b)            (i) Each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not reasonably be expected to have a Company Material Adverse Effect, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a Company Material Adverse Effect and (v) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew or renegotiate in any material respect the terms of any such Material Contract, except as would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.17      Insurance Subsidiaries.

(a)            Section 4.17(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of the Company Insurance Subsidiaries, together with the jurisdiction of domicile thereof. None of the Company Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, reinsurance company in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company Insurance Subsidiaries is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.

(b)            All insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are issued by a Company Insurance Subsidiary (the “Company Insurance Policies”) and in effect as of the date of this Agreement are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)            The Company Insurance Subsidiaries, and, to the Knowledge of the Company, their respective agents and administrators that wrote, sold, produced, managed or marketed the Company Insurance Policies for any of the Company Insurance Subsidiaries have issued, sold, produced, managed and marketed such Company Insurance Policies in compliance with applicable Law in the respective jurisdictions in which such products have been sold, except such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each agent or administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such agent or administrator wrote, sold, produced, managed or marketed the Company Insurance Policies (for the type of business written, sold, produced, managed or marketed on behalf of the Company Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which would not reasonably be expected to have a Company Material Adverse Effect, and (ii) if required by applicable Law, was duly appointed by the applicable Company Insurance Subsidiary, in each case, except such omissions as would not reasonably be expected to have a Company Material Adverse Effect. There are no outstanding (x) disputes between the Company or any Company Insurance Subsidiary and their respective agents and administrators concerning material amounts of commissions or other incentive compensation, (y) to the Knowledge of the Company, material errors and omissions claims against any such agents or administrators in regard to any Company Insurance Policy related to or arising from such agent’s or administrator’s relationship with the Company or any Company Insurance Subsidiary or (z) material amounts owed by any such agent or administrator to any Company Insurance Subsidiary, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2021, no such agent or administrator (1) has breached the terms of any agency or broker contract with any Company Insurance Subsidiary or violated in any material respect any Law or policy of any Company Insurance Subsidiary in the solicitation, negotiation or sale of business for any Company Insurance Subsidiary or (2) has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of applicable Law in connection with such agent’s or administrator’s actions in his, her or its capacity as an agent or administrator for any Company Insurance Subsidiary nor has any such agent or administrator been subject to any enforcement or disciplinary proceeding alleging any such violation, and, to the Knowledge of the Company, since January 1, 2021, the Company has not received any written notice from any Governmental Authority with respect to any such agent or administrator regarding any of the matters described in clauses (1) and (2).

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(d)            As of the date of this Agreement, the Company Insurance Subsidiaries do not utilize any permitted accounting practices in the preparation of the Company Statutory Statements.

Section 4.18      Statutory Statements; Examinations.

(a)            Since January 1, 2021, each of the Company Insurance Subsidiaries has filed or submitted all annual and quarterly statutory financial statements required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of the jurisdiction in which it is domiciled (collectively, the “Company Statutory Statements”).

(b)            The Company has made available to Parent true, complete and correct copies of all Company Statutory Statements for each quarterly and annual period from and after December 31, 2020, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis for the applicable period, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof, and the results of operations of such Company Insurance Subsidiary for the respective periods then ended, and no material deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved prior to the date hereof. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, under applicable Law and Applicable SAP, the applicable Company Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).

(c)            The Company has made available to Parent, to the extent permitted by applicable Law, true and complete copies of all material examination reports of any Insurance Regulators received by it on or after January 1, 2021, through the date of this Agreement, relating to the Company Insurance Subsidiaries. To the Knowledge of the Company, all material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator.

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Section 4.19      Agreements with Insurance Regulators. Except as required by Insurance Laws of general applicability and the insurance or reinsurance permits maintained by the Company Insurance Subsidiaries, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has the Company nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to it or any of its Subsidiaries, which (a) limit the ability of the Company or any of the Company Insurance Subsidiaries to issue Company Insurance Policies or enter into reinsurance agreements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of the Company’s Subsidiaries to pay dividends or (d) require any investment of the Company Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent).

Section 4.20      Reinsurance and Retrocession.

(a)            As of the date of this Agreement, (i) each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement currently in force, pursuant to which any Company Insurance Subsidiary is the cedent that is material to the Company and its Subsidiaries, taken as a whole (the “Company Reinsurance Contracts”), is valid and binding on the applicable Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Company Material Adverse Effect and (ii) to the Knowledge of the Company, no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

(b)            Neither the applicable Company Insurance Subsidiary nor, to the Knowledge of the Company, any of the other parties to any Company Reinsurance Contract is in material default or material breach or has failed to perform any material obligation under any such Company Reinsurance Contract. None of the Company Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract, except where such default would not reasonably be expected to have a Company Material Adverse Effect.

(c)            Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2021, neither the Company nor its Subsidiaries have received any written notice from any party to a Company Reinsurance Contract that any amount of reinsurance ceded by it or such Subsidiary to such counterparty, or any amount receivable by or payable to it or such Subsidiary from such counterparty, will be uncollectible or otherwise defaulted upon, (ii) to the Knowledge of the Company, the financial condition of any party to a Company Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated and (iii) there are no, and since January 1, 2021 there have been no, disputes under any Company Reinsurance Contract other than disputes in the ordinary course of business for which adequate loss reserves have been established. To the Knowledge of the Company, none of the Company Reinsurance Contracts is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

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(d)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to any Company Reinsurance Contract for which any Company Insurance Subsidiary is taking credit on its most recent Company Statutory Statements, from and after January 1, 2021: (i) there has been no separate written or oral agreement between the Company or any of its Subsidiaries and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Company Reinsurance Contract; (ii) for each such Company Reinsurance Contract currently in force, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of Applicable SAP, documentation concerning the economic intent of the transaction and the risk transfer analysis satisfactorily evidencing the proper accounting treatment as required by Applicable SAP, is available for review by the relevant Governmental Authorities for each of the Company and its Subsidiaries; (iii) the Company Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in Applicable SAP; and (iv) the Company Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of Applicable SAP.

Section 4.21      Reserves. The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Insurance Subsidiary contained in the Company Statutory Statements (a) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with Applicable SAP and (b) satisfied the requirements of all applicable Insurance Laws and Applicable SAP with respect to the establishment of reserves in all material respects. As of the date of this Agreement, the Company has made available to Parent a true, complete and correct copy of all material actuarial reports in the Company’s possession and prepared by independent actuaries with respect to any Company Insurance Subsidiary for periods beginning on after January 1, 2021. Any information and data furnished by the Company or any of its Subsidiaries to independent actuaries in connection with the preparation of such actuarial reports were derived from the books and records of the Company and its Subsidiaries.

Section 4.22      Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”), dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Shares is fair from a financial point of view to such holders of Company Shares. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub for any purpose.

Section 4.23      Brokers and Other Advisors. Except for Goldman Sachs, the fees and expenses of which will be paid by the Company pursuant to an engagement letter, of which a true and correct summary of the material terms has been provided to Parent on a confidential basis, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers or employees.

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ARTICLE V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that except as (A) set forth in the corresponding section of the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure set forth in one section or sub-section of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or sub-section of this Agreement to which it corresponds in number and each other section or sub-section of the Agreement to the extent the qualifying nature of such disclosure with respect to such other section or sub-section is reasonably apparent on the face of such disclosure) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available at least three (3) business days prior to the date of this Agreement (the “Parent SEC Documents”), other than any disclosure contained in such Parent SEC Documents under the heading “Risk Factor” or “Forward-Looking Statements” or sections of such reports, or that otherwise constitute risk factors or forward-looking statements (it being agreed and understood that any matter disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Section 5.02, Section 5.06 and Section 5.10):

Section 5.01      Organization; Standing. Parent is a Bermuda exempted company limited by shares duly incorporated and organized, validly existing and in good standing under the Laws of Bermuda, and Merger Sub is an exempted company limited by shares duly organized, validly existing and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent’s and Merger Sub’s memorandum of association and bye-laws, each as amended to the date of this Agreement.

Section 5.02      Authority; Noncontravention.

(a)            Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and, subject to obtaining the Merger Sub Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly and unanimously authorized and approved by each of the Parent Board and the Merger Sub Board, as applicable, and, except for obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of BNRE Triangle Acquisition Inc. immediately following the execution of this Agreement), executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action (including any shareholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

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(b)            Each of the Parent Board and the Merger Sub Board have unanimously (i) approved this Agreement, the Statutory Merger Agreement and the Merger, (ii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of Parent or Merger Sub, as applicable, and (iii) declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)            Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance of or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.03(c) (other than Section 4.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(c)), (B) that the actions described in Section 5.02(a) have been completed, (C) that the Consents referred to in Section 5.03 and, in the case of Merger Sub, the Merger Sub Shareholder Approval are obtained and (D) that the filings referred to in Section 5.03 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries, (y) require any consent or notice, or conflict with, violate or constitute a default under any of the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party or give rise to any right of purchase, termination, amendment, acceleration or cancellation under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, obligations under any such material Contract or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(y) and (ii)(z), as would not reasonably be expected to have a Parent Material Adverse Effect.

(d)            The Merger Sub Shareholder Approval (which approval shall be provided by the written consent of BNRE Triangle Acquisition Inc. as contemplated by Section 6.11) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

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Section 5.03      Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of the NYSE, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (e) compliance with any applicable state securities or blue sky laws, (f) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 5.03 of the Parent Disclosure Letter (the “Parent Insurance Approvals”), (g) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(f) and the completeness of Section 4.04(f) of the Company Disclosure Letter) and (i) such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.

Section 5.04      Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the issued and outstanding shares of BAM Re Holdings Ltd., BAM Re Holdings Ltd. owns beneficially and of record all of the issued and outstanding shares of BAMR US Holdings (Bermuda) I Ltd., BAMR US Holdings (Bermuda) I Ltd. owns beneficially and of record all of the issued and outstanding equity interests of BAMR US Holdings LLC, BAMR US Holdings LLC owns beneficially and of record all of the issued and outstanding shares of BNRE Triangle Acquisition Inc. and BNRE Triangle Acquisition Inc. owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 5.05      Financing. Parent and Merger Sub collectively have as of the date of this Agreement and will continue to have through and at the Effective Time unencumbered cash or cash equivalents that are sufficient to permit Parent to pay the aggregate Merger Consideration, consideration payable to holders of Company Awards pursuant to Section 3.03 and any other amount required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent and Merger Sub. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.06      Certain Arrangements. As of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal or (c) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 3.03.

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Section 5.07      Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be sent to the Company’s shareholders in connection with the Company Shareholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the Company’s shareholders, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 5.08      Legal Proceedings. Except as would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) Action pending or, to the Knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 5.09      Ownership of Company Shares or Series A Preferred Shares. None of Parent, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Shares or Series A Preferred Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares or Series A Preferred Shares.

Section 5.10      Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, any of Parent’s Subsidiaries or any of their respective directors, officers or employees.

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ARTICLE VI

Additional Covenants and Agreements

Section 6.01      Conduct of Business.

(a)            During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as required by applicable Law or as expressly required or permitted by this Agreement or described in Section 6.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (w) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course, (x) to the extent consistent with clause (w) and subject to clause (y), the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with Governmental Authorities, key customers, reinsurance providers, rating agencies, distributors, suppliers and other Persons with whom the Company or its Subsidiaries have significant business relationships, and retain the services of its current officers and key employees, in each case, consistent with past practice in all material respects and (y) the Company shall not, and shall not permit any of its Subsidiaries to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (y) below shall be deemed to be a breach of clause (w) or (x)):

(i)            (A) issue, sell or grant, or authorize the issue, sale or grant of, any Company Shares, Company Preferred Shares or other equity or voting interests of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Shares, Company Preferred Shares or other equity or voting interests of the Company or any of its Subsidiaries, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided that the Company may issue Company Shares, Company Preferred Shares or other securities (x) as required pursuant to the vesting, settlement or exercise of Company Awards or Company Rights, in either case, that (1) are outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award or Company Right in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with Section 6.01(a) of the Company Disclosure Letter or (y) pursuant to any purchases of Company Shares pursuant to the Company ESPP and the UK ESPP in accordance with the terms of such plans; provided, further, that the Subsidiaries of the Company may make any such issuances, sales or grants to the Company or a direct or indirect wholly owned Subsidiary of the Company, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Shares, Company Preferred Shares or other equity or voting interests of the Company, or any other securities or indebtedness of the Company, or any rights, warrants or options to acquire any Company Shares, Company Preferred Shares or other equity or voting interests of the Company, or any other securities or indebtedness of the Company, except (x) pursuant to the Company Plans or the Company Awards (in each case, as in effect as of the date hereof) in the ordinary course of the operations of such plans consistent with past practices, or (y) in connection with the satisfaction of Tax withholding obligations with respect to Company Awards, (C) in the case of the Company, establish a record date for, declare or propose to declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Shares, Company Preferred Shares or other equity or voting interests of the Company, in each case, other than periodic cash dividends not to exceed $437.50 per Series A Preferred Share with record dates and payment dates as set forth on Section 6.01(a)(i) of the Company Disclosure Letter or (D) adjust, split, combine, subdivide or reclassify, or propose to adjust, split, combine, subdivide or reclassify, any Company Shares, Company Preferred Shares or other equity or voting interests of the Company or any of its Subsidiaries, or any other securities in respect thereof, in lieu thereof or in substitution therefor;

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(ii)            (A) incur, assume, guarantee or otherwise become responsible for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any keepwell or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (x) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries, (y) draws upon existing letters of credit in the ordinary course of business (or replacement letters of credit with similar terms) having an aggregate principal amount outstanding that is not in excess of $7,500,000 in the aggregate and (z) borrowings under the Company’s existing credit facility not in excess of $7,500,000 in the aggregate (after consultation with Parent), or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and in compliance with the Investment Guidelines;

(iii)            sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $3,000,000 individually, or $10,000,000 in the aggregate, except for (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, (C) leases and subleases of real property owned or leased by the Company and any of its Subsidiaries, (D) pursuant to Contracts in effect on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Agreement) or (E) other transactions in the ordinary course of business or consistent with the Investment Guidelines (including in connection with cash management or investment portfolio activities);

(iv)            make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of the Company) other than (A) loans made in the ordinary course of business not to exceed $3,000,000 individually, or $10,000,000 in the aggregate, (B) advances for expenses incurred in the ordinary course of business, (C) as relates to Investment Assets made in the ordinary course of business and (D) in connection with transactions permitted pursuant to Section 6.01(a)(v);

(v)            make any acquisition (including by merger or amalgamation) of the share capital or other equity or voting interests of any other Person or a material portion of the assets of any other Person or any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case for consideration in excess of $1,250,000 individually or $5,000,000 in the aggregate, except for Investment Assets acquired in the ordinary course of business;

(vi)             except as required pursuant to the terms of any Company Plan in effect on the date of this Agreement or established or amended after the date of this Agreement in compliance with this Agreement, (A) grant to any current or former director, officer or employee of the Company or any of its Subsidiaries any material increase in base salary, cash incentive compensation opportunity or other compensation or benefits, other than as a result of any increases in base salaries as part of the Company’s regular annual compensation review process at the time such process is normally undertaken and otherwise in the ordinary course of business consistent with past practice, for employees of the Company and its Subsidiaries who are not Covered Employees; provided, that the aggregate amount of such increases shall not exceed 5% of the aggregate base salaries of all employees of the Company and its Subsidiaries, measured as of immediately prior to the date hereof, (B) grant to any current or former director, officer or employee of the Company or any of its Subsidiaries any material severance, change in control, retention or termination pay, or any increase in or enhancement of any severance, change in control, retention or termination pay, (C) pay any incentive compensation, other than the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice and the terms of the applicable Company Plan as in effect as of the date hereof, (D) grant any new award or bonus, or amend, enhance or modify the terms of any outstanding award or bonus (including pursuant to any action to accelerate the vesting or lapse of restrictions or payment, or to fund or secure the payment of, any compensation or benefits), (E) establish, adopt, enter into or amend in any material respect any material Company Plan or collective bargaining agreement or other agreement with a labor union, works council, trade union, labor association or other employee representative organization, (F) enter into, adopt, amend or enhance in any material respect any employment, consulting, severance or termination agreement with any current or former director, officer or employee of the Company or any of its Subsidiaries who is (or, if employed as of the date hereof, would be) a Covered Employee, (G) hire, promote or terminate without “cause” the employment of, any executive officer or any employee who is (or, if employed as of the date hereof, would be) a Covered Employee, (H) voluntarily waive the restrictive covenant obligations of any employee of the Company or any of its Subsidiaries, (I) amend or modify any performance criteria, metrics or targets under any Company Plan such that, as compared to those criteria, metrics or targets under any Company Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be materially more likely to be achieved than in the absence of such amendment or modification or (J) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (w) entering into or making available to newly hired employees or to employees, in either case, who are not (or, if employed as of the date hereof, would not be) Covered Employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (excluding equity-based incentive grants, but including cash-based incentive grants pursuant to Section 6.01(a)(vi) of the Company Disclosure Letter) that have terms and a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed, (x) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (y) making immaterial changes in the ordinary course of business consistent with past practice to nondiscriminatory health and welfare plans available to all employees generally;

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(vii)            issue or forgive any material loans (other than routine travel or business expense advances issued in the ordinary course of business) to any employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries;

(viii)            make any material changes, alterations or departures in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws, including Regulation S-X under the Securities Act;

(ix)            except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws, alter, amend or depart from in any material respect any existing financial accounting practice guideline, policy or principle of the Company or any of its Subsidiaries;

(x)            except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws, alter, amend or depart, in each case, that would result in a material deviation (provided that, in connection with exigencies of the business of the Company and its Subsidiaries, if Parent has not responded to a written request for consent from the Company within three (3) business days, consent shall be deemed to be granted to such request) from any existing underwriting, reserving, claim handling, actuarial, loss control, investment, reinsurance or retrocession practice guideline, policy or principle of the Company or any of its Subsidiaries;

(xi)            (A) amend the Company Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

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(xii)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

(xiii)           grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness permitted under Section 6.01(a)(ii);

(xiv)            other than in connection with claims under Company Insurance Policies or Company Reinsurance Contracts, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries for a cash settlement amount of more than $1,250,000 individually or $5,000,000 in the aggregate, or which settlement imposes any material restrictions on any of the future activities of the Company and its Subsidiaries or that imposes equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of their respective officers or directors;

(xv)          other than in the ordinary course of business, (A) make, change or revoke any material Tax election; (B) settle or compromise any audit, claim, assessment or other proceeding relating to Tax; (C) make any material change to any annual Tax accounting period or method of Tax accounting; (D) amend, refile or otherwise revise any previously filed Tax Return; (E) request a ruling relating to Tax; (F) enter into or terminate any agreement with any Tax authority with respect to Tax; (G) surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or Tax assessment; (H) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments); (I) enter into any Tax sharing, indemnity or similar agreement (other than solely among the Company or any of its Subsidiaries); or (J) prepare or file any Tax Return in a manner inconsistent with past practice; in each case, only to the extent the items described in sub-clauses (A) through (J) could reasonably be expected to adversely affect Parent, the Company or any Subsidiary in a material manner after the Closing;

(xvi)           (A) enter into any new material line of business in which the Company and its Subsidiaries do not operate as of the date of this Agreement or (B) withdraw from any existing material line of business;

(xvii)          except in the ordinary course of business, (A) commute or materially amend any Company Reinsurance Contract or Material Contract, or (B) enter into any Contract that would have been a Company Reinsurance Contract or a Material Contract had it been entered into before the execution of this Agreement, if the Company or any of its Subsidiaries would be required to post collateral to secure its liabilities under such agreement or contract in excess of the amount required by applicable Law for the ceding company to receive full credit for the reserves ceded thereunder; provided, that in no event shall the Company or any of its Subsidiaries enter into any new investment advisory or investment management agreement with a third party;

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(xviii)         materially amend the Investment Guidelines;

(xix)            voluntarily (i) abandon, dispose of or permit to lapse any Company Intellectual Property material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business or (ii) fail to maintain the secrecy, confidentiality and value of any material Trade Secrets in the Company Intellectual Property, other than in the ordinary course of business;

(xx)            acquire or make any commitment to acquire Investment Assets that are comprised of alternative or illiquid investments, other than pursuant to Contracts in effect as of the date hereof; or

(xxi)            authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)            Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(c)            During the period from the date of this Agreement through the Closing, the Company shall use reasonable best efforts to comply with any notice, consultation or consent obligations required by applicable Law or the terms of any applicable collective bargaining agreement or other labor-related agreement in respect of any works council, union, labor board, trade organization, employee group or other representative body in connection with the Transactions or other transactions undertaken by the Company where such requirements may be implicated. Subject to applicable Law, the Company shall use reasonable best efforts to (i) keep Parent reasonably informed of all material steps taken by the Company in any such notification, consultation and/or consent process, (ii) permit Parent a reasonable opportunity to review any written communication to be delivered in connection with any such notification, consultation and/or consent process and (iii) provide Parent with such information as Parent may reasonably request in writing in relation to any such notification, consultation and/or consent process.

(d)            Subject to applicable Law or any directives from Insurance Regulators, as promptly as reasonably practicable following the date of this Agreement, the Company shall develop a plan designed to improve the capital position of AIC (the “AIC Plan”), which AIC Plan may include (i) the Company or one of its Subsidiaries contributing capital to AIC, (ii) establishing an affiliated captive insurer and having AIC cede reserves to such captive, (iii) contributing the equity interests of one or more of the Company’s Subsidiaries to AIC or (iv) some combination of the foregoing. The Company shall reasonably cooperate with Parent in developing the AIC Plan and the Company shall consider in good faith any comments proposed by Parent in writing on the AIC Plan. Subject to applicable Law or any directives from Insurance Regulators, the Company shall (x) not take any of the steps noted above to implement the AIC Plan without the prior written consent of Parent and (y) subject to clause (x), use commercially reasonable efforts to implement the AIC Plan prior to the Closing.

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(e)            Following the date of this Agreement, the Company shall use commercially reasonable efforts to cause Argo Re Ltd. to request conversion of its license in Brazil from that of an admitted reinsurer to that of an occasional reinsurer. In connection with the foregoing, the Company shall use commercially reasonable efforts to (i) provide any information or documents reasonably requested by the Brazilian Private Insurance Authority (Superintendência de Seguros Privados) and (ii) take any other steps necessary or advisable to accomplish such license conversion. If the license conversion described in this Section 6.01(e) is consummated, the Company shall use commercially reasonable efforts to dispose of, dissolve or wind up its representative office in Brazil.

Section 6.02      No Solicitation by the Company; Change in Recommendation.

(a)            Except as permitted by this Section 6.02, from and after the date hereof, the Company shall, and shall cause each of its Subsidiaries, and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations of or with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, not, directly or indirectly, (A) solicit, encourage, initiate or take any action to knowingly facilitate the submission of any inquiry or the making of any proposal, in each case, that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Takeover Proposal or (C) approve or recommend, make any public statement approving or recommending, or enter into any letter of intent, agreement or agreement in principle that constitutes or would reasonably be expected to lead to a Takeover Proposal. Promptly following the execution of this Agreement, the Company shall, to the extent it had not previously done so prior to the date of this Agreement, deliver a request to each Person that has previously executed a confidentiality agreement with the Company during the twelve (12) months prior to the date of this Agreement in connection with considering or making a Takeover Proposal to promptly return to the Company or destroy all non-public information previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or any of its Subsidiaries in accordance with the terms of the applicable confidentiality agreement and immediately terminate all physical and electronic dataroom access previously granted to any such Persons or their Representatives. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.02 and shall be liable for any action taken by any Representative of the Company that, if taken by the Company, would constitute a breach of this Section 6.02. Notwithstanding the foregoing, the Company shall be permitted to waive any standstill provision to allow any Person to make a Takeover Proposal to the Company Board on a non-public basis if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

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(b)            Notwithstanding anything contained in Section 6.02(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Required Shareholder Approval the Company receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 6.02, then (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall simultaneously provide to Parent any information with respect to the Company and its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to Parent and its Representatives and (y) after entering into an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. In no event may the Company or any of its Subsidiaries or any of their respective Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group of Persons (or any of its or their representatives or potential financing sources) making a Takeover Proposal in connection with any of the foregoing.

(c)            The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the Person or group of Persons making such Takeover Proposal. The Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to any such Takeover Proposal (including any material changes thereto). For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.

(d)            Neither the Company Board nor any committee thereof shall (x)(A) withhold or withdraw the Company Board Recommendation, (B) modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) approve, adopt or publicly endorse or recommend any Takeover Proposal, or refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer, within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 of the Exchange Act (or such fewer number of business days as remain prior to the Company Shareholders Meeting as it may be adjourned or postponed) or (E) fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a Takeover Proposal (or, if the Company Shareholders Meeting is scheduled to be held within ten (10) business days of such request, within five (5) business days of such request and in any event, prior to the date of the Company Shareholders Meeting) (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer which shall be governed by clause (D)) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) business day period and only once for each such Takeover Proposal and once for each material amendment to such Takeover Proposal (any prohibited action described in this clause (x) being referred to as an “Adverse Recommendation Change”) or (y) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement pursuant to Section 6.02(b) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Required Shareholder Approval is obtained, the Company Board may:

(i)            in response to an Intervening Event, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change; and

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(ii)            in response to a Superior Proposal, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(d)(ii) and enter into a Company Acquisition Agreement with respect to such Superior Proposal;

provided that the Company has given Parent at least five (5) business days’ prior written notice (a “Company Notice”) of its intention to make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 8.01(d)(ii), which notice (I) in the case of an Intervening Event, specifies the material effects, changes or events comprising such Intervening Event and (II) in the case of a Superior Proposal, discloses (1) the material terms and conditions of such Superior Proposal and the identity of the Person or group of Persons making such Superior Proposal and (2) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal; provided, further, that, (X) during such five (5) business day period (it being understood and agreed that any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional Company Notice to Parent of two (2) business days running from the date of such notice), the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith to make such amendments to the terms and conditions of this Agreement as would enable the Company Board to no longer make an Adverse Recommendation Change or a determination that a Takeover Proposal constitutes a Superior Proposal and (Y) the Company Board shall have determined following the end of such five (5) business day period (as it may be extended pursuant to this Section 6.02(d)), after considering the results of such negotiations and any amendments to this Agreement committed to in writing by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, (i) that the Superior Proposal giving rise to such Company Notice continues to be a Superior Proposal or (ii) that failure to make an Adverse Recommendation Change in respect of the applicable Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

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(e)            Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that any such communication to the shareholders of the Company shall not be deemed to be an Adverse Recommendation Change) or (ii) making any disclosure or communication to shareholders of the Company that the Company Board determines in good faith, based on the advice of its outside legal counsel, is required by the directors’ fiduciary duties or applicable Law.

(f)            As used in this Section 6.02, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

Section 6.03      Preparation of the Proxy Statement; Shareholders Meeting.

(a)            The Company (with the assistance and cooperation of Parent) shall use its reasonable best efforts to prepare the Proxy Statement and file it with the SEC as promptly as reasonably practicable after the execution of this Agreement (and in any event not later than thirty (30) business days after the date of this Agreement subject to the receipt from Parent of any information required to complete the Proxy Statement that is requested by the Company). Subject to Section 6.02, the Company Board shall make the Company Board Recommendation to the Company’s shareholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Company’s shareholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

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(b)            Subject to Section 6.03(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Required Shareholder Approval, as soon as reasonably practicable and in any case no later than sixty (60) days after the SEC confirms that it has no further comments on the Proxy Statement. The Company shall not change the record date for the Company Shareholders Meeting without the prior written consent of Parent. In furtherance of the foregoing and in consultation with Parent, as soon as reasonably practicable after the date hereof, the Company shall set one or more preliminary record dates for the Company Shareholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. Subject to Section 6.02, the Company shall use its reasonable best efforts to obtain the Required Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole discretion, adjourn, recess, reconvene or postpone the Company Shareholders Meeting if the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) after consultation with Parent, at the time of the Originally Scheduled Date, (A) there will be an insufficient number of Company Shares and Series A Preferred Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Required Shareholder Approval or (iii) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff; provided, that, in the case of an adjournment, recess, reconvening or postponement pursuant to clause (ii) of this Section 6.03(b), the Company Shareholders Meeting shall not be adjourned, recessed, reconvened or postponed (x) to a date later than the third (3rd) business day preceding the Outside Date or (y) for more than fifteen (15) business days in the aggregate from the Originally Scheduled Date, in each case, without the prior written consent of Parent. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results with respect to obtaining the Required Shareholder Approval.

(c)            Subject to the provisions of Section 6.02, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement, the Merger and the Statutory Merger Agreement, and use its reasonable best efforts to take all other actions reasonably necessary or advisable to secure the Required Shareholder Approval (to the extent permitted by Law). Without limiting the generality of the foregoing, if, at the time of the Originally Scheduled Date, (A) there will be an insufficient number of Company Shares and Series A Preferred Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Required Shareholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law) adjourn, recess, reconvene or postpone the Company Shareholders Meeting; provided, that the Company shall not be required pursuant to this sentence to adjourn the Company Shareholders Meeting more than two (2) times or for more than fifteen (15) business days in the aggregate from the Originally Scheduled Date. Without the prior written consent of Parent, the adoption of this Agreement, the Merger and the Statutory Merger Agreement and the transactions contemplated by this Agreement shall be the only matters (other than matters of procedure and matters required by Law to be voted on by the shareholders of the Company in connection with the approval of this Agreement, the Merger and the Statutory Merger Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VIII, the Company’s obligations to hold the Company Shareholders Meeting pursuant to this Section 6.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or by any Adverse Recommendation Change.

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Section 6.04      Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including (A) using reasonable best efforts to take all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise using reasonable best efforts to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) using reasonable best efforts to execute and deliver any additional instruments necessary, proper or advisable to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such Consents required with respect to the Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws and (iii) take any and all steps that are necessary, proper or advisable to avoid each and every impediment under any applicable Law that may be asserted by, or Action that may be entered by, any Governmental Authority with respect to this Agreement or the Transactions, as promptly as practicable.

(b)            In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions or this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)            Without limiting the general applicability of Section 6.04(a), each of the Company and Parent shall, in consultation and cooperation with the other and as promptly as practicable and in no event later than twenty (20) business days following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions, (ii) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws and (iii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions (other than, in the case of Parent, biographical affidavits, finger print cards, background checks, projections and business plans, which shall follow as promptly as reasonably practicable thereafter). Any such filings shall comply in all material respects with the requirements of applicable Law. Without limiting Parent’s other obligations in this Section 6.04, Parent shall use its reasonable best efforts to direct (i) the Persons specified in Section 6.04(c) of the Parent Disclosure Letter to provide the Filing Person Information and (ii) the Persons specified in Section 6.04(c) of the Parent Disclosure Letter to provide the Disclaiming Person Information.

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(d)            Each of the Company, Parent and Merger Sub shall consult with one another with respect to the obtaining of all Consents from any Governmental Authority necessary, proper or advisable to consummate the Transactions and each of the Company, Parent and Merger Sub shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Consents.  The Company and Parent shall have the right to review in advance and, subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon.  Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws.  The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Authority with respect to any Consent necessary, proper or advisable to consummate the Transactions, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent will be materially delayed or conditioned.  The Company and Parent shall not, and shall cause their respective Affiliates not to, permit any of their respective Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.  Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any Personal Information.

(e)            Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated by a Governmental Authority in connection with a Required Regulatory Approval to take or refrain from taking or to agree to it, its Subsidiaries or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement and the Exhibits and Schedules to this Agreement) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements by a Governmental Authority in connection with a Required Regulatory Approval, would, or would reasonably be expected to, (i) impose any requirement on Brookfield, Parent or any of their respective Affiliates to make, or commit to make, any material capital contribution or enter into or issue any material capital guarantee or material keepwell, (ii) impose any requirement on Brookfield or any of its Affiliates to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses, (iii) impose any requirement on Parent or any of its Subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses that are material to Parent and its Subsidiaries, taken as a whole, (iv) impose any limitation, action, restriction, condition or requirement on Brookfield or any of its Affiliates, investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies of the foregoing, (v) impose any limitation, action, restriction, condition or requirement on Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole or (vi) impose any limitation, action, restriction, condition or requirement on the business or operations of Company or any of its Subsidiaries, including as part of the AIC Plan, following the Closing that is material and adverse to the Company and its Subsidiaries, taken as a whole (each, a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition. The parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and reasonably engage with, the applicable Governmental Authority regarding any reasonable approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so that it would no longer be a Burdensome Condition.

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Section 6.05      Public Announcements. The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the Transactions. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or order, the applicable rules and regulations of the NYSE or any listing agreement with the NYSE, but only if such party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon, (b) as contemplated by or to enforce its rights and remedies under this Agreement or (c) if such press release or public statement is not materially inconsistent with previous press releases or public statements made by such party in compliance with this Section 6.05.

Section 6.06      Access to Information; Confidentiality. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in good faith and in its reasonable judgment, that doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of Personal Information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation, risk waiver of such privilege or expose the Company to such risk. All requests for information made pursuant to this Section 6.06 shall be directed to the Person designated by the Company. Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of May 6, 2022, by and between the Company and BAM Re Holdings Ltd. (as may in the future be amended from time to time, the “Confidentiality Agreement”).

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Section 6.07      Indemnification and Insurance.

(a)            From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, to the fullest extent permitted under applicable Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall cause the Surviving Company to advance the reasonable and documented expenses (including reasonable and documented fees and expenses of legal counsel) of any Indemnitee under this Section 6.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.07) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined by a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 6.07(a).

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(b)            None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action, litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.07 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)            The Company may prior to the Effective Time purchase or, if not so purchased by the Company, Parent shall cause the Surviving Company to put in place effective as of the Effective Time, and Parent or the Company, as applicable, shall fully prepay no later than immediately prior to the Closing, prepaid and non-cancellable “tail” insurance with a claims reporting or discovery period of six (6) years from the Effective Time on terms and conditions providing at least equivalent benefits and coverage as the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance of the Company and its Subsidiaries in effect as of the Effective Time (“Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time, including the Transactions; provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend (or cause the Surviving Company to spend) more than 325% of the Current D&O Insurance annual premium (the “Cap Amount”) with respect to the annual premium for the six (6) years of coverage under such “tail” policies; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase and obtain insurance with the greatest coverage available for a cost equal to such Cap Amount. If such “tail” insurance has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.07(c) and the Surviving Company shall use its reasonable best efforts to cause such “tail” insurance to be maintained in full force and effect without amendment to any of the policies’ terms and conditions, for their full term, and to honor all of the Surviving Company’s obligations thereunder.

(d)            The provisions of this Section 6.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.07 applies shall be third-party beneficiaries of this Section 6.07).

(e)            In the event that the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations thereof set forth in this Section 6.07.

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(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to or in substitution for any such claims under such policies.

Section 6.08      Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) resulting from the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act (or who will become subject to the reporting requirements of Section 16 of the Exchange Act as a result of the Transactions) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.09      Employee Matters.

(a)            For a period of one (1) year following the Effective Time or, if longer, the time required by applicable Law (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”) and continues to be employed with the Company and its Subsidiaries with (i) salary or hourly wage rate that is no less favorable than the salary or hourly wage rate provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time, (ii) target annual bonus and target long-term cash incentive opportunities that are no less favorable in the aggregate than those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time and (iii) other employee benefits (excluding equity, non-qualified deferred compensation, defined benefit pension, post-employment health and welfare benefit plans and change in control, retention or other non-recurring compensation) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time (subject to the foregoing exclusions).

(b)            Without limiting the generality of Section 6.09(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, the individual employment agreements, and severance, retention, termination and change-in-control plans and agreements and arrangements maintained by the Company or any of its Subsidiaries, including those listed in Section 6.09(b) of the Company Disclosure Letter, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law; provided that following the expiration of the Continuation Period, such plans, agreements and arrangements may be amended or modified solely to the extent permitted by the terms of the applicable plan, agreement or arrangement as in effect as of immediately prior to the Effective Time or as required to comply with applicable Law.

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(c)            With respect to any accrued but unused paid time off to which any Company Employee is entitled pursuant to the paid time off policy or individual agreement or other arrangement applicable to such Company Employee immediately prior to the Effective Time (the “Paid Time Off Policy”), Parent shall, or shall cause the Surviving Company to, (i) allow such Company Employee to use such accrued paid time off in accordance with the terms of such Paid Time Off Policy and (ii) if any Company Employee’s employment terminates during the Continuation Period, pay the Company Employee, in cash, an amount equal to the value of the accrued paid time off to the same extent that the Company Employee would have received a cash payment therefor under and in accordance with the terms of such Paid Time Off Policy as in effect as of immediately prior to the Effective Time.

(d)            With respect to the employee benefit plans of the Surviving Company and its Subsidiaries and Affiliates in which the Company Employee is eligible to participate on or following the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans) and subject to applicable Law, for purposes of determining eligibility to participate, level of benefits, and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Company or any of its Subsidiaries or its Affiliates (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that the foregoing need not be recognized with respect to benefit accruals under any defined benefit pension plan, for purposes of any post-employment welfare benefit plan, or to the extent that such recognition would result in any duplication of benefits for the same period of service.

(e)            Without limiting the generality of Section 6.09(a), Parent shall, or shall cause the Surviving Company to, (i) waive, or cause to be waived, any pre-existing condition limitations and exclusions and (ii) use commercially reasonable efforts to waive, or cause to be waived, any actively-at-work requirements and waiting periods, in each case under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries or Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Company or any of its Affiliates to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

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(f)            Without limiting the generality of Section 6.09(a), in respect of the Company’s calendar year in which the Effective Time occurs, Parent shall honor and pay, or shall cause to be honored and paid, to each Company Employee an annual or short-term cash bonus (the “Annual Bonus”) in the normal course subject to the Company Employee’s continued employment through the regularly scheduled payment date; provided that Parent shall pay, or shall cause to be paid, to each Company Employee an Annual Bonus for the Company’s calendar year in which the Effective Time occurs in an amount no less than the amount equal to the product obtained by multiplying (i) such Company Employee’s full bonus entitlement under the applicable Company Plan for the Company’s calendar year in which the Effective Time occurs, based on the actual level of performance as determined by the Company Board prior to the Closing under the terms of such Company Plan in effect as of the date hereof, taking into account performance through the date of such determination, by (ii) a fraction, the numerator of which equals the number of days that have elapsed from January 1 of such calendar year in which the Effective Time occurs through the Closing and the denominator of which equals 365 (the “Pro-Rata Bonus”); provided that if (x) the Effective Time occurs other than between to January 1, 2024 and June 30, 2024 and (y) prior to the date on which the Annual Bonus is paid, a Company Employee’s employment is terminated in a manner in which such Company Employee becomes entitled to severance pursuant to a Company Plan or such other employee benefit plan maintained by Parent, the Surviving Company or any of their respective Affiliates (but excluding the ESP), then such Company Employee shall be entitled to receive (without duplication for any amount payable in respect of an Annual Bonus upon such termination under another Company Plan) the Pro-Rata Bonus no later than ten (10) business days following such employment termination. During the Continuation Period, and without any duplication of any payments contemplated by this Section 6.09(f), each Company Employee who was eligible to participate in an annual or short-term bonus plan maintained by the Company or one of its Subsidiaries as of immediately prior to the Effective Time shall be eligible to participate in an annual or short-term bonus plan maintained by the Surviving Company or one of its Subsidiaries with incentive opportunities that satisfy the requirements of Section 6.09(a) of this Agreement.

(g)            Prior to making any broad-based written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to any compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(h)            The provisions of this Section 6.09 are solely for the benefit of the parties to this Agreement. Nothing in this Agreement shall be construed to confer on any Person, other than the parties, their successors and permitted assigns, any right to enforce the provisions of this Section 6.09 or be construed as an amendment, or waiver of any provision, of any Company Plan or any employee benefit plan maintained by the Company, Parent or their respective Affiliates, or the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise. In addition, nothing expressed or implied in this Section 6.09 shall confer upon any of the employees of the Company, Parent or their respective Subsidiaries or any other Person any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, and nothing in this Agreement shall prevent Parent, the Surviving Company or any of their Affiliates from, after the Effective Time, (i) amending or terminating any of their benefit plans in accordance with their terms or (ii) terminating the employment of any Company Employee.

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Section 6.10      Notification of Certain Matters; Shareholder Litigation. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relate to this Agreement, the Statutory Merger Agreement or the Transactions. Each party shall provide the other with any pleadings and correspondence relating to any Actions involving it, any of its officers or directors or any other of its Representatives relating to this Agreement, the Statutory Merger Agreement or the Transactions and will keep the other reasonably and promptly informed regarding the status of any Actions. Subject to applicable Law, each party shall give the other party the opportunity to participate, at such other party’s sole cost and expense, in the defense and settlement of any litigation by any shareholder of either party against either party or its directors relating to this Agreement, the Statutory Merger Agreement or the Transactions, and no such settlement shall be agreed to without such other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Without limiting the preceding sentence, each party shall give the other party the right to review and comment on all filings or responses to be made by it in connection with any such Actions, and it will in good faith take such comments into account; provided, however, that such party shall not be obligated to provide such access or information if such party determines, in good faith and in its reasonable judgment, that doing so could waive the protection of an attorney-client privilege or other legal privilege; provided, further, that such party shall use its reasonable best efforts to provide such access or information in a manner that would not risk waiver of such privilege.

Section 6.11      Merger Sub Shareholder Approval. Immediately following the execution of this Agreement, Parent shall cause BNRE Triangle Acquisition Inc. to execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving the Merger, this Agreement and the Statutory Merger Agreement (the “Merger Sub Shareholder Approval”).

Section 6.12      Stock Exchange De-listing. The Company and Parent shall cooperate and shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of the NYSE and the SEC to cause the Company Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time in compliance with applicable Law.

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Section 6.13      Notices of Certain Events.

(a)            From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, each of the Company and Parent shall promptly notify the other party of:

(i)            any written notice or other written communication received by the notifying party or any of its Affiliates or Representatives from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and

(ii)            any Actions (A) commenced or (B) to its Knowledge, threatened against such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.07 (in the event that the Company is the notifying party) or Section 5.08 (in the event that Parent is the notifying party).

(b)            The Company shall give prompt written notice to Parent of any change, circumstance, condition, development, effect, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 7.02 impossible or unlikely; and

(c)            Parent shall give prompt written notice to the Company of any change, circumstance, condition, development, effect, event or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 7.03(a) or Section 7.03(b) impossible or unlikely;

provided, however, that no such notification required by clause (a), (b) or (c) above (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.14      Investment Assets. The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, within fifteen (15) business days following the end of each calendar month starting in March 2023, a summary report of (a) all Investment Assets (other than real estate) owned by the Company or any of its Subsidiaries as of such month end, and if available, the market value thereof as of such month end, (b) all Investment Assets that are real estate owned by the Company or any of its Subsidiaries as of such month end and the carrying values thereof as of such month end as determined on a basis consistent with the Company’s current practices with respect to its real estate (and, if there has been any third party appraisal or report completed and delivered to the Company during such month that speaks to the value of any particular real estate property, such information will be included in the report for that month), (c) all Investment Assets sold or otherwise disposed of during the preceding month, (d) all Investment Assets purchased by the Company or any of its Subsidiaries during the preceding month and (e) all Investment Assets that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent; provided, however, that such monthly summary report shall not include a current expected credit losses analysis with respect to any of the Investment Assets; provided, further, that a summary current expected credit losses analysis on the applicable Investment Assets will be delivered by the Company (or its applicable Subsidiaries) to Parent within fifteen (15) business days following the end of each fiscal quarter. From and after the date hereof until the Closing, subject to applicable Law, the Company shall cause the applicable employees having primary responsibility for Investment Assets to reasonably consult with Representatives of Parent as reasonably requested in writing, not to exceed once per month, with respect to such matters, including future planned or potential sales and purchases of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets.

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Section 6.15      U.S. Federal Income Tax Returns. The Company shall provide a draft of any U.S. federal income Tax Returns (including amended U.S. federal income Tax Returns and together with schedules, statements and, to the extent requested by Parent, supporting documentation), that are to be filed prior to Closing to Parent at least thirty (30) days prior to filing. If Parent objects to any item on any such Tax Return it shall, within fifteen (15) days after delivery of such filing, notify the Company in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, the Company and Parent shall discuss in good faith and use their reasonable best efforts to resolve such items. The Company shall not file any such Tax Return without Parent’s consent, such consent not to be unreasonably withheld, conditioned or delayed. Unless compelled by a Governmental Authority, the Company shall not correspond with Tax authorities regarding material U.S. federal income Tax matters without the review and consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Unless prohibited by a Governmental Authority, the Company shall provide Parent and its advisors with a reasonable opportunity to participate in any discussions with Tax authorities regarding material U.S. federal income Tax matters prior to the Closing.

ARTICLE VII

Conditions Precedent

Section 7.01      Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Required Shareholder Approval. The Required Shareholder Approval shall have been obtained.

(b)            Other Approvals. (i) Any waiting period (or extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents of, or declarations, notifications or filings with, and the other terminations or expirations of waiting periods required from, the Governmental Authorities set forth in Section 7.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (collectively, the “Required Regulatory Approvals”) and shall be in full force and effect.

(c)            No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting consummation of the Merger.

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Section 7.02      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.02(a) and Section 4.06(ii) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 4.02(b), 4.03(a), 4.03(b), 4.03(d), 4.14 and 4.23 shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 7.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein, other than Section 4.16(a) and any use of the defined term “Material Contract”) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)            Obligations and Agreements. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)            Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(d)            Burdensome Condition. No Burdensome Condition shall have been imposed.

Section 7.03      Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Sections 5.02(a), 5.02(b), 5.02(d), Section 5.06 and 5.10 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

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(b)            Obligations and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

Section 8.01      Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Shareholder Approval (except as otherwise expressly noted):

(a)            by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;

(b)            by either of the Company or Parent:

(i)            if the Merger shall not have been consummated on or prior to November 8, 2023 (as such date may be extended pursuant to the first proviso of this Section 8.01(b)(i), the “Outside Date”); provided, however, that if on such date the condition precedent to the consummation of the Merger set forth in Section 7.01(b) shall not have been satisfied but all other conditions precedent to the consummation of the Merger have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on that date), then the Outside Date shall automatically be extended to February 8, 2024; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Section 6.04, has been a principal cause of the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)            if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, acted in good faith and used reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii)            if the Required Shareholder Approval shall not have been obtained following a vote thereon having been taken at the Company Shareholders Meeting;

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(c)            by Parent:

(i)            if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Outside Date and thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii)            prior to receipt of the Required Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change; or

(d)            by the Company:

(i)            if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Outside Date and thirty (30) days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii)            prior to receipt of the Required Shareholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with clause (II) of the second sentence of Section 6.02(d); provided that, prior to or concurrently with such termination, the Company pays the Company Termination Fee in accordance with Section 8.03.

Section 8.02      Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 8.02 and 8.03, Article IX, the Confidentiality Agreement and the last sentence of Section 6.06, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective former, current or future directors, officers, partners, shareholders, managers, members and Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis of such termination, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any Willful Breach or Fraud.

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Section 8.03      Termination Fee.

(a)            In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.01(c)(ii) or (B) by the Company pursuant to Section 8.01(d)(ii), then the Company shall pay Parent the Company Termination Fee. If the Company Termination Fee is payable pursuant to clause (A) of the preceding sentence, the Company Termination Fee shall be paid within four (4) business days after the date of such termination and if the Company Termination Fee is payable pursuant to clause (B) of the preceding sentence, the Company Termination Fee shall be paid as described in Section 8.01(d)(ii), in each case, by wire transfer of immediately available funds to an account designated by Parent in writing (it being understood that in no event shall the Company be required to pay the Company Termination Fee more than once).

(b)            If this Agreement is terminated by either Parent or the Company pursuant to (i) Section 8.01(b)(i) and at the time of such termination pursuant to Section 8.01(b)(i) the Company Shareholders Meeting has not been held or (ii) Section 8.01(b)(iii) and (A) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board or the shareholders of the Company and not withdrawn and (B) within twelve (12) months of such termination, the Company either consummates a Takeover Proposal or enters into a definitive agreement to consummate a Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall pay Parent the Company Termination Fee; provided that for purposes of this Section 8.03(b), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%).” If the Company Termination Fee is payable pursuant to this Section 8.03(b), the Company Termination Fee shall be paid upon the consummation of such Takeover Proposal by wire transfer of immediately available funds to an account designated by Parent in writing (it being understood that in no event shall the Company be required to pay the Company Termination Fee more than once).

(c)            Each of the parties acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.03, and, in order to obtain the payment, Parent commences an Action which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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ARTICLE IX

Miscellaneous

Section 9.01      No Survival of Representations and Warranties. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article III and in Sections 6.07 and 6.09 shall survive the Closing. No other representations, warranties, obligations or agreements in this Agreement shall survive the Closing.

Section 9.02      Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Shareholder Approval, only by written agreement of the parties, by action taken by the Parent Board and the Company Board; provided, however, that following receipt of the Required Shareholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the Company’s shareholders without such approval.

Section 9.03      Extension of Time, Waiver, Etc. At any time prior to the Closing, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.04      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.04 shall be null and void.

Section 9.05      Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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Section 9.06      Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs, (A) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article III and (B) the right of the holders of Series A Preferred Shares to receive preferred shares of the Surviving Company in accordance with Article III and (ii) the provisions set forth in Section 6.07 of this Agreement, are not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder. Notwithstanding the foregoing, the Company shall have the right to recover, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company’s shareholders shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 9.03 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07      Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the Laws of Bermuda are mandatorily applicable to this Agreement or the Transactions.

(b)            All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.10 of this Agreement. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

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Section 9.08      Specific Enforcement. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 9.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.09      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10      Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

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If to Parent or Merger Sub, to:

Brookfield Reinsurance Ltd.
Ideation House, First Floor
94 Pitts Bay Road
Pembroke, HM08, Bermuda
Attention:     Anna Knapman-Scott

                        Lyndsay Hatlelid

Email:             anna.knapmanscott@brookfield.com

                        lyndsay.hatlelid@brookfield.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:     E. Drew Dutton

                       Andrew G. Jamieson

Email:            eddutton@debevoise.com

                       agjamieson@debevoise.com

If to the Company, to:

Argo Group International Holdings, Ltd.

90 Pitts Bay Road

Pembroke, HM08 Bermuda

Attention:     Allison Kiene

Email:             allison.kiene@argogroupus.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:     Todd E. Freed

Patrick Lewis
Email:              todd.freed@skadden.com

patrick.lewis@skadden.com

or such other address or email address as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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Section 9.11      Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.11 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.12      Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 9.13      No Other Representations and Warranties.

(a)            Except for the representations and warranties expressly set forth in Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in the “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the Transactions, unless any such information is expressly included in a representation or warranty set forth in Article IV. Except for the representations and warranties set forth in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the Transactions.

(b)            Except for the representations and warranties expressly set forth in Article V, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the Transactions. Except for the representations and warranties set forth in Article V, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the Transactions.

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(c)            Notwithstanding anything to the contrary contained in this Agreement or any other agreement, document or instrument, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith, in respect of (i) the adequacy or sufficiency of reserves of the Company or any of its Subsidiaries, (ii) the effect of the adequacy or sufficiency of reserves of the Company or any of its Subsidiaries on any line item, asset, liability or equity amount on any financial or other document, (iii) except to the extent provided in Section 4.21, whether or not reserves of the Company or any of its Subsidiaries were determined in accordance with any actuarial, statutory, regulatory or other standard or (iv) except to the extent provided in Section 4.20(c), the collectability of any amounts under any reinsurance Contract. Furthermore, each of Parent and Merger Sub acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of reserves of the Company or any of its Subsidiaries may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By	/s/ Allison Kiene
	Name:	Allison Kiene
	Title:	General Counsel and Secretary

BROOKFIELD REINSURANCE LTD.

By	/s/ Anna Knapman-Scott
	Name:	Anna Knapman-Scott
	Title:	Secretary

BNRE BERMUDA MERGER SUB LTD.

By	/s/ Anna Knapman-Scott
	Name:	Anna Knapman-Scott
	Title:	Secretary

[Signature Page to Merger Agreement]